                                                                     Exhibit 2.1


================================================================================


                  AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

                                 by and between

                           PricewaterhouseCoopers LLP

                                    as Seller

                                       and

                              FTI Consulting, Inc.

                                    as Buyer




                            dated as of July 24, 2002


================================================================================

                                TABLE OF CONTENTS

1.   Definitions ..........................................................................   2

     1.1      Defined Terms ...............................................................   2
     1.2      Other Definitional and Interpretive Matters .................................   8

2.   Purchase and Sale of the Assets ......................................................   8

     2.1      Purchase and Sale of Assets; License of Certain Intellectual Property .......   8
     2.2      Assets Not Purchased ........................................................   9
     2.3      Purchase Price ..............................................................  10
     2.4      Assumed Liabilities .........................................................  11
     2.5      No Offset ...................................................................  12
     2.6      Further Assurances; Further Conveyances and Assumptions;
              Consent of Third Parties ....................................................  12
     2.7      Closing Statement ...........................................................  13

3.   Representations and Warranties of Seller .............................................  14

     3.1      Organization and Qualification ..............................................  14
     3.2      Authorization; Binding Effect ...............................................  14
     3.3      Non-Contravention; Consents .................................................  14
     3.4      Title to Purchased Assets ...................................................  15
     3.5      Permits .....................................................................  15
     3.6      Compliance With Laws; Litigation ............................................  15
     3.7      Business Employees; Employee Benefits .......................................  16
     3.8      Contracts ...................................................................  16
     3.9      Financial Statements; Absence of Changes ....................................  17
     3.10     Intellectual Property .......................................................  18
     3.11     Taxes .......................................................................  19
     3.12     Clients .....................................................................  19
     3.13     Insurance ...................................................................  19
     3.14     Receivables; Work-In-Process ................................................  19
     3.15     Government Contracts ........................................................  20
     3.16     Business Activity Restriction ...............................................  20
     3.17     Brokers .....................................................................  20
     3.18     Investment ..................................................................  20
     3.19     No Other Representations ....................................................  21

4.   Representations and Warranties of Buyer ..............................................  21

     4.1      Organization and Qualification ..............................................  21
     4.2      Authorization; Binding Effect ...............................................  21
     4.3      No Violations ...............................................................  22
     4.4      Capital Stock of Buyer ......................................................  22

     4.5      SEC Documents and Other Reports ...........................................    23
     4.6      Absence of Certain Changes or Events ......................................    23
     4.7      Brokers ...................................................................    23
     4.8      [Intentionally Omitted] ...................................................    23
     4.9      Compliance with Laws, Litigation ..........................................    23
     4.10     Compensation and Benefits .................................................    24

5.   Certain Covenants ..................................................................    24

     5.1      Access to Information .....................................................    24
     5.2      Conduct of Business .......................................................    25
     5.3      Taxes .....................................................................    25
     5.4      Business Employees ........................................................    27
     5.5      Regulatory Compliance .....................................................    29
     5.6      Permit Transfer ...........................................................    30
     5.7      Advice of Changes .........................................................    30
     5.8      Non-Competition and Non-Solicitation ......................................    31
     5.9      Confidentiality ...........................................................    36
     5.10     No Additional Representation ..............................................    36
     5.11     Use of Certain Marks ......................................................    36
     5.12     Transfer of Business Records ..............................................    37
     5.13     Litigation Support. .......................................................    37
     5.14     Third Party Referrals .....................................................    37
     5.15     Enforcement of Non-Competition Agreements .................................    37
     5.16     Exclusivity ...............................................................    38
     5.17     Financial Statements ......................................................    38
     5.18     Use of Firms in ABC Global Network ........................................    38
     5.19     Retention Arrangements ....................................................    38
     5.20     Restrictive Legends; Access to Senior Executives ..........................    39
     5.21     Financing .................................................................    39

6.   Closing ............................................................................    39

     6.1      Closing ...................................................................    39
     6.2      Deliveries by Seller ......................................................    40
     6.3      Deliveries by Buyer .......................................................    40
     6.4      Contemporaneous Effectiveness .............................................    41

7.   Conditions Precedent to Closing ....................................................    41

     7.1      General Conditions ........................................................    41
     7.2      Conditions Precedent to Buyer's Obligations ...............................    42
     7.3      Conditions Precedent to Seller's Obligations ..............................    43

8.   Survival and Indemnity .............................................................    44

     8.1      Survival of Representations and Warranties ................................    44
     8.2      General Agreement to Indemnify ............................................    44

     8.3      General Procedures for Indemnification ..................................      46

9.   Termination ......................................................................      48

     9.1      Termination .............................................................      48
     9.2      Effect of Termination ...................................................      48

10.  Miscellaneous Provisions .........................................................      49

     10.1     Notices .................................................................      49
     10.2     Expenses ................................................................      50
     10.3     Entire Agreement ........................................................      50
     10.4     Jurisdiction, Service of Process ........................................      50
     10.5     Governing Law ...........................................................      51
     10.6     Waiver ..................................................................      51
     10.7     Reasonable Commercial Efforts ...........................................      51
     10.8     No Oral Modification ....................................................      51
     10.9     Assignments, Successors .................................................      51
     10.10    Severability ............................................................      52
     10.11    Captions ................................................................      52
     10.12    No Third Party Beneficiaries ............................................      52
     10.13    Time of the Essence .....................................................      52
     10.14    Counterparts ............................................................      52
     10.15    Confidentiality; Public Announcement ....................................      53
     10.16    Waiver of Compliance with Bulk Transfer Laws ............................      53

Exhibits

Exhibit A         Description of Business
Exhibit B         Registration Rights Agreement
Exhibit C         Protocol for Client Consents and Transfer of Client Files
Exhibit D         Form of Bill of Sale
Exhibit E         Form of Assumption Agreement
Exhibit F         Form of Transition Services Agreement
Exhibit G         Form of License Agreement
Exhibit H         Form of Principal Employment Agreement
Exhibit I         Form of Opinion of Seller's Counsel
Exhibit J         Form of Opinion of Buyer's Counsel

Schedules

Schedule 1.1(a)(1)         BRS Partners and Principals
Schedule 1.1(a)(2)         Business Employees
Schedule 2.1(a)(iv)        Intellectual Property
Schedule 2.1(c)            Shared IP
Schedule 3.3(b)            Seller Required Consents
Schedule 3.5               Permits
Schedule 3.6(a)            Seller Compliance with Law
Schedule 3.6(b)            Seller Litigation
Schedule 3.7(a)            Business Employee Information
Schedule 3.7(b)            Benefit Plans
Schedule 3.7(d)            Notice of Intent to Withdraw
Schedule 3.8               Material Contracts
Schedule 3.9(a)            Financial Statements
Schedule 3.9(b)            Exceptions to Financial Statements
Schedule 3.9(c)            Ordinary Course Exceptions
Schedule 3.12              Fifteen Largest Business Clients
Schedule 3.14              Receivables in Excess of $500,000
Schedule 3.15              Government Contracts
Schedule 3.16              Business Activity Restrictions
Schedule 4.3(b)            Buyer Required Consents
Schedule 4.4(b)            Buyer Options
Schedule 4.9(a)            Buyer Compliance with Law
Schedule 4.9(b)            Buyer Litigation
Schedule 5.2               Seller's Conduct of Business Until Closing Date
Schedule 5.3(b)            Purchase Price Allocation
Schedule 5.4(d)            Severance Pay
Schedule 5.17(b)(ii)       EBITDA Calculation Methodologies
Schedule 7.2(e)            Excluded Engagements

                  AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

         THIS AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS (this "Agreement") is made as of July 24, 2002 by and between PricewaterhouseCoopers LLP, a Delaware limited liability partnership, having an office at 1301 Avenue of the Americas, New York, New York ("Seller") and FTI Consulting, Inc., a Maryland corporation, having an office at 900 Bestgate Road, Annapolis, Maryland ("Buyer").

                                    RECITALS

         A. WHEREAS, Seller is, among other things, engaged through a business unit referred to as Business Recovery Services ("BRS") in the business of providing a range of services to underperforming and troubled businesses in the United States (such business of BRS as conducted by Seller as of the date hereof, as more particularly described in Exhibit A, which will not include the broker/dealer activities of BRS, with such additions or changes to the business as occur after the date hereof and prior to the Closing in accordance with this Agreement, is referred to herein collectively as the "Business");

         B. WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller the Purchased Assets (as defined herein), and Buyer is willing to assume the Assumed Liabilities (as defined herein), in each case as more fully described and upon the terms and subject to the conditions set forth herein;

         C. WHEREAS, Seller on the one side and Buyer on the other side desire, and shall cause the other parties, as applicable, to enter into the Bill of Sale, the Assumption Agreement, the Principal Employment Agreements, the Transition Services Agreement, the License Agreement, the Registration Rights Agreement (as such terms are defined herein) and the other documents and instruments to be executed and delivered to effectuate the transfer of the Purchased Assets, the grant of the licenses pursuant to the License Agreement and the assumption of the Assumed Liabilities and the other transactions contemplated hereby (such agreements and any other agreement or instrument entered into at or prior to the Closing pursuant to the provisions of this Agreement, collectively the "Collateral Agreements"); and

         D. WHEREAS, the parties have obtained all requisite corporate or partnership approvals necessary for the consummation of the transactions herein contemplated, including, in the case of Seller, approval of the board of PricewaterhouseCoopers International Limited.

         NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    AGREEMENT

1.       Definitions

         1.1  Defined Terms

         For the purposes of this Agreement, the following words and phrases shall have the following meanings whenever used in this Agreement (including the Schedules and Exhibits hereto):

         "Action" means any action, claim, suit, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Body or similar Person or body.

         "Affiliate" of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

         "Agreement" has the meaning assigned in the preamble hereof.

         "Allocation" has the meaning assigned in Section 5.3(b).

         "Assumed Liabilities" has the meaning assigned in Section 2.4(a).

         "Assumption Agreement" has the meaning assigned in Section 6.2(d).

         "Average Price" has the meaning assigned in Section 2.3(c).

         "Balance Sheet" means the most recent statement of Assets and Liabilities included in the Financial Statements.

         "Benefit Plan" means each "employee benefit plan," as defined in
Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA) and each profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded, maintained or contributed to by Seller in which any Business Employee participates.

         "Bill of Sale" has the meaning assigned in Section 6.2(a).

         "BRS" has the meaning assigned in Recital A.

         "BRS Partners and Principals" means the individuals identified on
Schedule 1.1(a)(1).

         "BRS Services" has the meaning assigned in Section 5.8(b).

         "Business" has the meaning assigned in Recital A.

         "Business Day" means a day that is not a Saturday, a Sunday or a day on which banks in The City of New York are authorized or required by law, regulation or executive order to remain closed.

         "Business Employees" means (i) the employees of Seller who work exclusively in the Business as set forth on Schedule 1.1(a)(2) and who continue to be employees of Seller until and as of the Closing, (ii) employees hired by the Business between the date of this Agreement and the Closing Date who continue to be employees of Seller until and as of the Closing and (iii) the BRS Partners and Principals.

         "Business Records" means all books, records, ledgers and files or other similar information of Seller (in any form or medium) and Tax Returns Related to the Business (except litigation files).

         "Buyer" has the meaning assigned in the preamble.

         "Buyer Required Consents" has the meaning assigned in Section 4.3(b).

         "Buyer SEC Documents" has the meaning assigned in Section 4.5.

         "Canadian Cap" has the meaning assigned in Section 5.8(c)(iv).

         "Cash Consideration" has the meaning assigned in Section 2.3(a).

         "Closing" has the meaning assigned in Section 6.1.

         "Closing Date" has the meaning assigned in Section 6.1.

         "Closing Statement" has the meaning assigned in Section 2.7.

         "COBRA Coverage" means health continuation coverage as required by
Section 4980 of the Code of Part 6 of Title I of ERISA.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral Agreements" has the meaning assigned in Recital C.

         "Competing Business" has the meaning assigned in Section 5.8(b).

         "Confidential Information" has the meaning assigned in Section 5.9.

         "Contracts" means all court approved retentions, contracts, agreements, engagement letters, leases and subleases, licenses and sublicenses, supply contracts, purchase orders and sales orders or portions thereof Related to the Business to which Seller is a party currently in effect or entered into by Seller between the date hereof and the Closing Date and outstanding as of such date, other than Employment Agreements and Benefit Plans (it being understood that "Contracts" does not include any notes, mortgages, indentures, letters of credit, guarantees and other obligations and agreements for or relating to any lending or borrowing, any leases of real property, any insurance policies and any agreements creating any guarantees or keep-well agreements or other agreements to be liable for the obligations of another Person by Seller).

         "Employment Agreement" means a contract, offer letter or agreement of Seller with or addressed to any Business Employee pursuant to which Seller has any actual or contingent liability or obligation to provide compensation or benefits in consideration for past, present or future services, or pursuant to which any Business Employee undertakes confidentiality or non-competition obligations.

         "Encumbrance" means any mortgage, pledge, easement, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest or matter affecting title.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" has the meaning assigned in Section 2.2.

         "Excluded Liabilities" has the meaning assigned in Section 2.4(b).

         "Financial Statements" has the meaning assigned in Section 3.9(a).

         "FMLA" has the meaning assigned in Section 3.7(a).

         "GAAP Exceptions" means the exceptions described on Schedule 3.9(a).

         "Generally Accepted Accounting Principles" means United States generally accepted accounting principles applied on a basis consistent with the application of such principles in the preparation of the Financial Statements, but subject to the GAAP Exceptions.

         "Governmental Body" means any nation or government, any state or other political subdivision thereof, any legislative, executive or judicial unit or instrumentality of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof or any entity (including a court or self-regulatory organization) exercising executive, legislative, judicial, Tax, regulatory or administrative functions of or pertaining to government.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Income Taxes" has the meaning assigned in Section 5.3(e).

         "Indemnified Party" has the meaning assigned in Section 8.2(a).

         "Indemnifying Party" has the meaning assigned in Section 8.3(a).

         "Intellectual Property" means all U.S. intellectual property rights of Seller Related to the Business, including all registered trademarks and service marks (including any applications therefor), trade names, domain names, designs, together with all goodwill related to the foregoing; patents (including any continuations, continuations in part, divisionals, certificates of inventorship, reissues or reexaminations thereof, applications for any of the foregoing and patents issuing therefrom); copyrights (including any applications therefor); trade secrets; and know-how; provided, that "Intellectual Property" shall not include any Excluded Asset.

         "IRS" means the U.S. Internal Revenue Service.

         "Knowledge" means, in connection with any representation and warranty contained in this Agreement that is expressly qualified by reference to the Knowledge of Seller or Buyer, with respect to Knowledge of Seller, the actual knowledge, after reasonable investigation, of Dennis Nally, Eugene Donnelly, Carter Pate, Colin McKay or Dominic DiNapoli, or, with respect to Knowledge of Buyer, the actual knowledge, after reasonable investigation, of Jack B. Dunn, IV, Stewart J. Kahn, Theodore I. Pincus, Robert Manzo or Michael Policano.

         "Law" or "Laws" shall mean any law, statute, ordinance, rule, regulation, code, order, judgment, Tax ruling, injunction or decree of any Governmental Body.

         "Letter Agreement" has the meaning assigned in Section 10.15.

         "License Agreement" has the meaning assigned in Section 6.2(f).

         "Losses" has the meaning assigned in Section 8.2(a).

         "Material Adverse Effect" means a material adverse effect on the business, operations, assets, condition (financial or other) or results of operations of the Business or the Buyer as the context requires, taken as a whole; provided, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) conditions generally affecting any of the industries or markets in which the Seller or the Buyer, as the context requires, operates, (ii) any disruption arising out of or relating to actions contemplated by the parties in connection with, or which is attributable to, the transactions contemplated hereby, (iii) subject to the provisions of Section 7.2(f), the failure of any partner, principal or other employee of Seller to accept Buyer's offer of employment, (iv) without limitation of any consent or approval required as a condition to Closing, the failure to obtain any third party consent or approval necessary or desirable in connection with the transactions contemplated by this Agreement, or (v) loss or potential loss of customers of the Business for whom Seller provides audit services.

         "Material Clients" has the meaning assigned in Section 3.12.

         "Material Contracts" has the meaning assigned in Section 3.8.

         "Net Profits" has the meaning assigned in Section 5.8(c)(ii).

         "Non-Compete Period" has the meaning assigned in Section 5.8(b).

         "Ongoing Engagements" has the meaning assigned in Section 3.12.

         "Permits" means all permits, licenses, certificates, approvals, qualifications, registrations, and similar authorizations issued to Seller by a Governmental Body Related to the Business as currently conducted, including any amendment, modification, limitation, condition or renewal thereof.

         "Permitted Encumbrances" means (i) Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (ii) any mechanics', carriers', workmen's, repairmen's or other similar liens arising or incurred in the ordinary course of business, (iii) any liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) mortgages, liens, security interests and Encumbrances which secure debt that is reflected as a liability on the Financial Statements and the existence of which is indicated in the notes thereto, and (v) Encumbrances or other imperfections of title which do not, individually or in the aggregate, significantly interfere with Buyer's ability to use any Purchased Asset in the ordinary course of business.

         "Person" means any individual, corporation, partnership, limited liability company, limited liability firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any Governmental Body.

         "Personal Property" means all machinery, equipment, furniture, furnishings and other tangible personal property owned or leased by Seller Related to the Business.

         "Prepaid Expenses" means all credits, prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items of Seller Related to the Business.

         "Principal Employment Agreements" has the meaning assigned in Section 7.2(f).

         "Profit" has the meaning assigned in Section 5.8(c)(ii).

         "Purchase Price" has the meaning assigned in Section 2.3(a).

         "Purchased Assets" has the meaning assigned in Section 2.1(a).

         "PwC Name" has the meaning assigned in Section 2.2(a).

         "Receivables" means all accounts receivable of Seller Related to the Business and billed by Business Employees.

         "Related to the Business" means exclusively used or held for exclusive use in the Business; provided that such term shall not include assets or properties of Seller, the use of which or the access to which is being provided by Seller to Buyer pursuant to the Transition Services Agreement, including (i) any personal property located at any real property owned or leased by Seller other than Business Records and (ii) software on any personal computers used by the Business.

         "Registration Rights Agreement" means the registration rights agreement to be entered into by Buyer and Seller in substantially the form of Exhibit B.

         "SEC" means the Securities and Exchange Commission.

         "Seller" has the meaning assigned in the preamble hereof.

         "Seller Required Consents" has the meaning assigned in Section 3.3(b).

         "Severance Pay" has the meaning assigned in Section 5.4(d).

         "Shared IP" has the meaning assigned in Section 2.1(c).

         "Statements" has the meaning assigned in Section 3.9(a).

         "Stock Consideration" has the meaning assigned in Section 2.3(a).

         "Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to Tax authority relating to Taxes.

         "Taxes" mean all taxes of any kind, charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker's compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, license, net worth, asset, transaction, and other taxes, imposed upon any Person by any Law or Governmental Body, together with any interest and any penalties, or additions to tax, with respect to such taxes.

         "Third Party" means any Person other than, and not an Affiliate of, the other referenced Person or Persons.

         "Third Party Claim" has the meaning assigned in Section 8.3(a).

         "Transfer Date" has the meaning assigned in Section 5.4(c).

         "Transferred Employees" has the meaning assigned in Section 5.4(a).

         "Transition Services Agreement" has the meaning assigned in Section 6.2(e).

         "WARN Act" has the meaning assigned in Section 5.4(i).

         "Work-In-Process" means all work Related to the Business that has been performed and has not been billed by the Business Employees and which is reasonably expected to be ultimately billed by Business Employees in the ordinary course of business.

         1.2  Other Definitional and Interpretive Matters

         Unless otherwise expressly provided, for purposes of this Agreement and the Collateral Agreements, the following rules of interpretation shall apply:

         (a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

         (b) Gender and Number. Any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

         (c) Headings. The provision of a Table of Contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and the Collateral Agreements. All references in this Agreement to any "Section" are to the corresponding Section of the agreement in which such reference occurs unless otherwise specified.

         (d) Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to the agreement in which such reference occurs as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

         (e) Including. The word "including" or any variation thereof means "including without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

         (f) Schedules and Exhibits. The Schedules and Exhibits attached to each of this Agreement and the Collateral Agreements shall be construed with and as an integral part of this Agreement and the Collateral Agreements to the same extent as if the same had been set forth verbatim herein and therein. Disclosure in any of the schedules provided pursuant to Article 3 or Article 4 shall be deemed to be disclosure on every other schedule in which it may be relevant, if the disclosure of any matter in a schedule other than in the relevant schedule provides the other party with sufficiently full disclosure such that the party should reasonably be expected to know that the matter disclosed was applicable to the disclosure contained in the relevant schedule.

     2.  Purchase and Sale of the Assets

         2.1  Purchase and Sale of Assets; License of Certain Intellectual
              Property

         (a) Upon the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties contained herein and in the Collateral Agreements, at the Closing, Seller shall grant, bargain, sell, transfer, assign, convey and deliver to Buyer and Buyer shall purchase, acquire and accept from Seller all of the right, title and interest in, to and under, the following specific assets Related to the Business, as the same shall exist on the Closing Date, but only to the extent such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's Financial Statements (collectively, the "Purchased Assets"):

              (i)    the Contracts (subject to Exhibit C);

              (ii)   the Receivables;

              (iii)  the Work-In-Process;

              (iv) the Intellectual Property set forth on Schedule 2.1(a)(iv) in existence at the Closing;

              (v)    the Prepaid Expenses;

              (vi)   the Business Records (subject to Exhibit C);

              (vii)  the Permits; and

              (viii) the goodwill Related to the Business.

         (b) Upon the terms and conditions of the License Agreement, at the Closing, Seller shall grant and Buyer shall accept the licenses to the Intellectual Property described in the License Agreement.

         (c) Buyer, effective as of the Closing Date, grants to Seller and its Affiliates, and Seller accepts, a non-exclusive, perpetual, irrevocable and royalty-free right and license to continue to sublicense (directly or by way of its Affiliates), implement, use, apply, reproduce, modify, enhance, and otherwise exploit the Intellectual Property included in the Purchased Assets in the United States (except for the Intellectual Property listed on Schedule 2.1(c)) (the "Shared IP"). Seller acknowledges and agrees that Buyer does not make any representation or warranties whatsoever, and does not covenant in any fashion, with respect to any of the Shared IP.

         2.2  Assets Not Purchased

         Notwithstanding Section 2.1, Seller shall not grant, bargain, sell, transfer, assign, convey or deliver, and Buyer shall not acquire any interest in, any assets not specifically enumerated in Section 2.1(a) above or the following assets of Seller or its Affiliates (the "Excluded Assets"):

         (a) the name (a) PricewaterhouseCoopers, any name used by any firm in the PricewaterhouseCoopers global network or its predecessor(s), and any derivative of the foregoing, (b) any logo, device, trade mark, trade dress, trade name, service mark or any other words, symbol or style (whether registered or not) from time to time used in association with the name "PricewaterhouseCoopers" or any such predecessor name or derivative thereof and (c) any goodwill symbolized by or associated with any of the foregoing ((a) and (b) above, collectively, the "PwC Name"), except as specifically provided in
Section 5.11(b);

         (b) all leases, subleases and licenses in respect of real property to which Seller is a party;

         (c) any Benefit Plans or interests in Benefit Plans;

         (d) any receivables due to Seller from Business Employees;

         (e) cash and cash equivalents;

         (f) any intercompany receivables and intercompany work-in-process;

         (g) any insurance policies and agreements;

         (h) the Intellectual Property identified in the License Agreement, including any software licenses for software used on any personal computers used by the Business;

         (i) all assets of Seller, the use of which or the access to which is being provided to Buyer pursuant to the Transition Services Agreement, including any personal computers and software licenses for software used on any personal computers used by the Business;

         (j) all books and records of Seller not constituting Purchased Assets;

         (k) all tangible Personal Property other than the Business Records; and

         (l) all assets related to the broker/dealer activities conducted by BRS.

         2.3 Purchase Price

         (a) In consideration of the sale, transfer, assignment, conveyance and delivery by Seller of the Purchased Assets and the grant of the licenses pursuant to the License Agreement to Buyer, and in addition to assuming the Assumed Liabilities, Buyer shall (A) pay One Hundred Forty Million U.S. Dollars ($140,000,000) in cash to Seller at the Closing, as such amount may be adjusted pursuant to Section 2.3(c) below (the "Cash Consideration") and (B) issue and deliver to Seller 3,000,000 shares of common stock, par value $0.01 per share, of Buyer, free and clear of any Encumbrances (the "Stock Consideration" and, together with the Cash Consideration, the "Purchase Price").

         (b) All payments of the Cash Consideration shall be made by wire transfer in immediately available funds to an account designated by Seller in written instructions to be delivered to Buyer at least two (2) Business Days prior to the payment date.

         (c) If the average closing price of Buyer's common stock on the New York Stock Exchange for the five (5) days prior to the Closing Date (the "Average Price") is less than $28.334, then Buyer shall increase the Cash Consideration by an amount in US$ derived by the following: (28.334-Average Price) x 3,000,000; provided, that should such product exceed $10,000,000, such excess shall be disregarded and the Cash Consideration shall be increased by $10,000,000.

         2.4 Assumed Liabilities

         (a) In connection with the purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, Buyer shall assume and agree to honor, pay and discharge when due, the following liabilities and obligations of Seller (the "Assumed Liabilities"):

             (i) the liabilities and obligations of Seller under the Contracts included in the Purchased Assets to be performed on or after, and in respect of periods following, the Closing Date;

             (ii) the non-cash liabilities and obligations (that is, a Transferred Employees' taking of paid vacation leave) of Seller with respect to any accrued vacation due to the Transferred Employees, not including any BRS Partners and Principals, in accordance with Seller's normal policies;

             (iii) the cash liabilities and obligations (that is, cash in lieu of paid vacation leave) of Seller up to but not in excess of $200,000 with respect to any accrued vacation due to (A) the Business Employees with respect to whom Buyer has not extended an offer, (B) the Business Employees with respect to whom Buyer has not extended an offer in accordance with the terms hereof, and (C) the Transferred Employees who are still employed by Buyer after the earlier of the date that is four (4) months after the Closing Date and December 31, 2002;

             (iv) the liabilities and obligations of Seller under the Permits included in the Purchased Assets to be performed on or after, and in respect of periods following, the Closing Date;

             (v) all liabilities reserved or reflected on the Closing Statement, disclosed in Article 3 or the Schedules to this Agreement or disclosed pursuant to Section 5.7; and

             (vi) all other liabilities and obligations arising out of or related to the Business, the Purchased Assets and the Transferred Employees, in respect of periods following the Closing.

         (b) Notwithstanding the provisions of Section 2.4(a), the Assumed Liabilities shall not include (i) any liabilities or obligations of Seller with respect to any Benefit Plan; (ii) except as provided in Section 2.4(a)(ii), any liabilities for obligations with respect to wages, salaries, benefits or other compensation of Business Employees for services performed through the close of business on the Closing Date; (iii) any Taxes except to the extent provided in
Section 5.3(e) and 5.3(f); (iv) any obligation of Seller to indemnify any person by reason of the fact that such person was a partner, principal, director, officer, employee, or agent of Seller or was serving at the request of Seller as a partner, principal, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);
(v) any liability of Seller for costs and expenses incurred in connection with this Agreement, the Collateral Agreements or the transactions contemplated hereby; or (vi) the litigation matter described on Schedule 3.6(b) (the "Excluded Liabilities").

         2.5 No Offset

         Buyer's obligations under Sections 2.3 and 2.4 shall not be subject to offset or reduction for any reason, including by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any of the Collateral Agreements or any right or alleged right to indemnification hereunder.

         2.6 Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties

         (a) Subject to the specific terms and conditions hereof, Seller and Buyer each agrees to use reasonable commercial efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby. Seller will from time to time subsequent to the Closing Date, at Buyer's request and assistance as necessary, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as Buyer may reasonably request in order more effectively to convey, assign, transfer to and vest in Buyer the Purchased Assets, including without limitation, taking actions, filing motions and notices with a Governmental Body to effectuate the transfer or assignment of a Contract or the termination of a Contract for the purpose of enabling the retention of Buyer to perform the obligations and enjoy the benefits of the Contracts. Buyer and Seller will work together from the date of this Agreement to and following the Closing Date to transfer electronic data and records and accounting and personnel information Related to the Business and similar information that are being transferred in connection with the Purchased Assets. Buyer will from time to time subsequent to the Closing Date, at Seller's request, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as Seller may reasonably request in order more effectively to accomplish the assumption of, and discharge Seller from responsibility for, the Assumed Liabilities.

         (b) Nothing in this Agreement or the Collateral Agreements shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, license, Business Record, Permit, certificate, approval, authorization or other right, which by its terms or by Law is not capable of being sold, assigned, transferred, delivered, subleased or sublicensed without the consent, action, approval or waiver of a Third Party or a Governmental Body or is cancelable by such Person in the event of any such sale, assignment, transfer, delivery, sublease or sublicense or the sale, assignment, transfer, delivery, sublease or sublicense of which would affect adversely the rights of any party hereto unless and until such consent or waiver shall be given. Seller shall use reasonable commercial efforts, and Buyer shall reasonably cooperate with Seller, to obtain such consents, actions, approvals, authorizations, orders or waivers and to resolve the impediments to the sale, assignment, transfer, delivery, sublease or sublicense required by this Agreement or the Collateral Agreements; provided, that Seller shall not be required to pay any consent fees or make any other concessions to any person in order to obtain any consents, actions, approvals, authorizations, orders or waivers. In the event any such consents, actions, approvals, authorizations, orders or waivers are not obtained on or prior to the Closing Date, Seller shall continue to use reasonable commercial efforts to obtain any such consents, actions, approvals, authorizations, orders or waivers for a period of six months after the Closing Date, and Seller shall cooperate with Buyer (at Buyer's request) in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of Seller in the benefits under any such consents, actions, approvals, authorizations, orders or waivers, including performance by Seller, as agent, if economically feasible; provided, that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such consent, action, approval, authorization, order or waiver had been obtained; provided, further that Seller shall not be required to pay any consent fees or make any other concessions to any person in order to obtain any consents, actions, approvals, authorizations, orders or waivers. During such time as the parties are attempting to obtain consents, approvals, authorizations or orders to assignment or transfer of any Contracts hereunder following the Closing (including, any Contract that required approval, authorization or an order of a court for Seller to perform services or receive compensation under the Contract), if, and to the extent that, Buyer is unable to provide services under any such Contract (including, by virtue of the fact that a court does not authorize Seller to cease performing services under the Contract or otherwise), Seller may, notwithstanding anything to the contrary herein, continue to do so, if it so elects, and receive its customary fees and expenses thereunder, or if Seller is unable to do so for any reason (and Buyer is not able for any reason to perform the work being performed by the Seller), Seller may terminate or withdraw from the Contract. Transfers of Contracts shall be pursuant to the Protocol attached hereto as Exhibit C. Without limiting the generality of the foregoing, Seller and Buyer specifically agree that each party will use reasonable commercial efforts to obtain the consents necessary to enable Buyer and Seller to execute the desk sharing license to be entered into in connection with the Transition Services Agreement, and, subject to Section
3.9 of the Transition Services Agreement, any costs incurred in obtaining such consents shall be divided equally between Buyer and Seller; provided, that the failure to obtain any such consents shall not be deemed a breach by Seller of any of its obligations or agreements hereunder or under the Transition Services Agreement and any office spaces for which such consents have not been obtained shall not be considered Locations as defined in and under the Transition Services Agreement.

          2.7 Closing Statement

          Seller shall deliver to Buyer no later than ten (10) Business Days prior to the Closing Date an unaudited statement of Receivables and Work-In-Process setting forth its good faith non-binding estimate of Receivables and Work-In-Process of the Business with reserves related thereto, net of retainers and prepayments, as of the Closing Date, together with a bring down to the Closing Date of the information with respect to such Receivables described in the last sentence of Section 3.14 (the "Closing Statement").

      3.  Representations and Warranties of Seller

          Seller represents and warrants to Buyer as follows:

          3.1 Organization and Qualification

          Seller is a limited liability partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Seller has all requisite partnership power and authority to carry on the Business in all material respects as currently conducted and to own, lease or license and operate the Purchased Assets owned, leased or licensed by it. Seller is duly qualified to do business and is in good standing as a foreign limited liability partnership in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not individually or in the aggregate have a Material Adverse Effect with respect to the Business.

          3.2 Authorization; Binding Effect

          (a) Seller has all requisite partnership power and authority to execute and deliver this Agreement and each Collateral Agreement to which it will be a party and to effect the transactions contemplated hereby and thereby, and has duly authorized the execution, delivery and performance of this Agreement and each Collateral Agreement to which it will be a party by all requisite partnership action.

          (b) This Agreement and each Collateral Agreement to which it will be a party has been or, on or prior to the Closing will be duly executed and delivered by Seller, and, assuming due execution by Buyer, this Agreement is, and each Collateral Agreement to which Seller will be a party, when duly executed and delivered by Seller, will be, valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such agreements may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws and equitable principles relating to or affecting or qualifying the rights of creditors generally and general principles of equity.

          3.3 Non-Contravention; Consents

          (a) Assuming that all Seller Required Consents listed in Schedule 3.3(b) have been obtained or made, the execution and delivery of this Agreement and the Collateral Agreements by Seller, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a breach or violation of any provision of any organizational document of Seller; (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any Material Contract, or result in the creation of any Encumbrance upon any of the Purchased Assets; or (iii) violate any material Law of any Governmental Body having jurisdiction over Seller or the Purchased Assets, except, in the case of clauses (ii) and (iii), as would not individually or in the aggregate have a Material Adverse Effect with respect to the Business.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person (including any Governmental Body) is required to be obtained by Seller in connection with the execution and delivery of this Agreement and any Collateral Agreement to which Seller will be a party or for the sale of the Purchased Assets or the grant of the licenses under the License Agreement and the consummation by Seller of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act, (ii) consents or approvals of Third Parties required to transfer or assign to Buyer the Purchased Assets (including, without limitation, in the case of a Contract where Seller is retained by order of a court, any approvals, authorizations or orders of such court necessary to allow the Buyer to perform the services under and enjoy the benefits of the Contract), grant the licenses in accordance with the License Agreement, or assign the benefits of or delegate performance with regard thereto, in each case as set forth in Schedule 3.3(b) (the "Seller Required Consents"), and (iii) consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made would not individually or in the aggregate have a Material Adverse Effect with respect to the Business.

          3.4 Title to Purchased Assets; Sufficiency of Assets

          Seller has, and at the Closing will have, good and valid title to, or a valid and binding leasehold interest or license in, the Purchased Assets, free and clear of any Encumbrance except for Permitted Encumbrances. Except for (1) Excluded Assets referred to in Sections 2.2(a), (b), (c), (e), (g), (h), (i),
(j) and (k) and (2) services excluded from the scope of services to be provided to Buyer under the Transition Services Agreement and assets related thereto, including any billing, financial and other accounting services, the rights in the Purchased Assets to be conveyed hereby and by the Collateral Agreements (but excluding any Purchased Assets not conveyed in accordance with the terms hereof), together with the rights afforded to Buyer under the Transition Services Agreement and License Agreement are, taken as a whole, sufficient to operate the Business immediately after the Closing in substantially the same manner as it is presently being operated by Seller.

          3.5 Permits

          Except as set forth on Schedule 3.5, there are no material Permits, and all Permits identified on Schedule 3.5 have been duly obtained by Seller and are currently in effect. Seller is in compliance in all material respects with all such Permits identified on Schedule 3.5 in connection with the operation of the Business and ownership of the Purchased Assets, and no proceeding is pending or, to Seller's Knowledge, threatened to revoke or limit any such Permit.

          3.6 Compliance With Laws; Litigation

          (a) Except as set forth on Schedule 3.6(a) and except as would not individually or in the aggregate have a Material Adverse Effect with respect to the Business, Seller is in compliance with all Laws and Permits of or from Governmental Bodies applicable to the Business or the Purchased Assets.

          (b) Except as set forth on Schedule 3.6(b), no judgment, order, writ, injunction or decree of any Governmental Body that is Related to the Business is in effect nor is any Action with respect to any of the Intellectual Property, Contracts, Permits, or any other Purchased Assets, or Seller's operation of the Business pending or, to Seller's Knowledge, threatened, in each case as would individually or in the aggregate have a Material Adverse Effect with respect to the Business. Schedule 3.6(b) sets forth a description of all Actions referred to in the immediately preceding sentence which were filed, begun, commenced or occurred any time after June 30, 2001.

         3.7 Business Employees; Employee Benefits

         (a) Schedule 3.7(a) contains a complete and accurate list, as of the date of this Agreement, of the following data with respect to each Business Employee (i) the position held and aggregate annual compensation for Seller's last fiscal year, such Business Employee's eligible vacation as of June 30, 2002 and date of hire, (ii) whether such Business Employee is actively at work as of such date, and (iii) if such Business Employee is not actively at work as of such date, the nature of his or her absence (e.g., vacation, illness, short-term disability or leave of absence under the Family and Medical Leave Act (the "FMLA")) and his or her expected or required date of return to active service. Seller has delivered to Buyer a true, correct and complete copy of Seller's standard-form employment agreement.

         (b) Schedule 3.7(b) contains a complete and accurate list of all Benefit Plans. With respect to each of the Benefit Plans identified on Schedule 3.7(b), Seller has made available to the Buyer true and complete copies of all plan documents and benefit schedules, or if none exist, a summary of the material terms thereof.

         (c) No Business Employee is a member of any collective bargaining unit, and there is not presently pending or existing, and to Seller's Knowledge there is not threatened Related to the Business, (i) any strike, or material slowdown, picketing, work stoppage or other material labor dispute, or (ii) any application for certification of a collective bargaining agent. Seller is in compliance and with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health with respect to the Business Employees, except for such failures as would not individually or in the aggregate have a Material Adverse Effect with respect to the Business.

         (d) None of the BRS Partners and Principals (other than as set forth on Schedule 3.7(d)) has given written notice to Seller of their intention to withdraw from Seller during the next 12 months.

         3.8 Contracts

         Schedule 3.8 contains a complete and accurate list of all Contracts to which Seller is a party as of the date hereof and that are Related to the Business (a) involving total payments by or to Seller from and after the date hereof expected by Seller to be at or in excess of $1,000,000, (b) Contracts described in subsection (a) that are terminable or cancelable upon transfer or assignment other than retentions approved by a Governmental Body, or (c) that would restrict Buyer, following the Closing from competing with any other Person, to sell to or purchase from any Person or to hire any Person (the "Material Contracts"). Each Material Contract is valid and binding on Seller and, to Seller's Knowledge, on the other parties thereto in accordance with its terms and is in full force and effect. As of the date hereof, Seller has not received any written notice and has no Knowledge that it is in default or breach of and is otherwise delinquent in performance in any material respects under any Material Contract, and, to Seller's Knowledge, each of the other parties thereto has performed in all material respects all obligations required to be performed by it and is not in default in any material respect thereunder. True and correct copies of all Material Contracts and any amendments thereto have been delivered or made available to Buyer.

         3.9 Financial Statements; Absence of Changes

         (a) Schedule 3.9(a) contains correct and complete copies of the audited statements Related to the Business of (1) Assets and Liabilities, (2) Income Statement before Partner Distributions and Benefits, (3) Changes in PwC Investment and (4) Cash Flows of the Business (the "Statements"), in each case for the fiscal years ended June 30, 2001 and 2000 and the unaudited Statements for the nine-months ended March 31, 2002 (collectively, together with the Statement delivered pursuant to Section 5.17, the "Financial Statements"). The unaudited Statements for the nine-months ended March 31, 2002 include information with respect to the broker/dealer activities conducted by Seller which is not being transferred hereby, and as to which Seller makes no representation or warranty of any kind. Seller estimates but does not represent or warrant that the information set forth on Schedule 3.9(a) under the heading "Broker/Dealer Information" is as set forth therein. The Financial Statements were (and, in the case of the fiscal year 2002 Statement, shall be) prepared in conformity in all material respects with Generally Accepted Accounting Principles, except as set forth on Schedule 3.9(a) and subject, in the case of the unaudited Statements for the nine-months ended March 31, 2002, to year-end adjustments, that are not expected to be material. The Business Records are complete and accurate in all material respects.

         (b) Except as set forth therein or on Schedule 3.9(b) or such other exceptions as would not individually or in the aggregate have a Material Adverse Effect with respect to the Business, the Financial Statements (and in the case of the fiscal year 2002 Statement, shall) present fairly the financial condition and results of operations of the Business as of and for the periods then ended.

         (c) Since December 31, 2001, Seller has conducted and operated the Business in the ordinary course consistent with past practice, and except as set forth in Schedule 3.9(c) or as would not individually or in the aggregate have a Material Adverse Effect:

             (i) there has been no material destruction, damage or other loss to any material Purchased Assets;

             (ii) there has been no sale, lease, or other disposition of any material Purchased Assets;

             (iii) there has been no purchase, lease or other acquisition of any material properties or assets Related to the Business or other capital expenditures Related to the Business or with respect to the Purchased Assets other than in the ordinary course of business;

             (iv) Seller has not entered into any Material Contract other than in the ordinary course of business;

             (v) no party (including Seller) has accelerated, terminated, made material modifications to, or cancelled any Material Contract;

             (vi) Seller has not imposed any Encumbrance (other than Permitted Encumbrances) upon any Purchased Asset;

             (vii) Seller has not granted any license or sublicense of any material rights under or with respect to any Intellectual Property Related to the Business other than in the ordinary course of business;

             (viii) Seller has not made any loan to, or entered into any other transaction with, any of the Business Employees other than in the ordinary course of business;

             (ix) Seller has not granted any increase in the base compensation of any of the Business Employees other than in the ordinary course of business;

             (x) Seller has not made any other material change to the employment terms for any of the Business Employees other than in the ordinary course of business; and

             (xi) Seller has not legally committed to any of the foregoing in the future.

        3.10 Intellectual Property

        (a) Seller owns or possesses the right to use all Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances and except as would not individually or in the aggregate have a Material Adverse Effect with respect to the Business. Seller does not own or license any patent with respect to the Business.

        (b) Neither Seller nor the Business has granted any license to any Person to use any of the Intellectual Property other than in the ordinary course of business. Seller has not received any written notice of any claim of trade name, domain name, trademark, patent or copyright infringement Related to the Business and, to its Knowledge, no such claim is threatened.

        (c) The Intellectual Property contained in the Purchased Assets, set forth in the License Agreement and provided in the Transition Services Agreement comprise all of the material Intellectual Property sufficient to conduct and operate the Business in all material respects as it is currently conducted.

          3.11 Taxes

          (a) None of the Purchased Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code; (b) no liens for material Taxes have been filed and no material claims for Taxes have been asserted in writing, with respect to the Purchased Assets, the Assumed Liabilities or the Business; and
(c) Seller has paid all material Taxes required to be paid by it with respect to the Business, the Purchased Assets and the Assumed Liabilities that could become liens against the Business or the Purchased Assets or could otherwise affect the Buyer.

          3.12 Clients

          Schedule 3.12 sets forth (a) the names and addresses (subject to applicable confidentiality restrictions) of the fifteen (15) largest clients of the Business (including Seller and its Affiliates) by accrued revenues as set forth in the Financial Statements for the nine-month period ended March 31, 2002 (the "Material Clients") and the amount of accrued revenues for each such Material Client in such nine-month period and (b) the names and addresses (subject to applicable confidentiality restrictions) of the fifteen (15) largest engagements (the "Ongoing Engagements") of the Business (including Seller and its Affiliates) by accrued revenues as set forth in the Financial Statements during the nine-month period ended March 31, 2002 and the amount of accrued revenues as set forth in the Financial Statements for each such engagement in such nine-month period. Other than as related to independence issues where clients of the Business are also clients of the audit business of Seller, Seller has not received any written notice that any client under any Ongoing Engagement
(i) has ceased, or will cease, to use the services of the Business or (ii) has substantially reduced or will substantially reduce the use of services of the Business (in either case, other than as a result of the lapse of the term of the respective engagement letter in accordance with its terms). Seller has not received written notice from any client of its intention to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement or the Collateral Agreements.

          3.13 Insurance

          All insurance policies that cover the Business are in full force and effect, all premiums with respect thereto have been paid to the extent due, no notice of cancellation or termination has been received with respect to any such policy and no claim or claims Related to the Business are currently pending under any such policy involving an aggregate amount in excess of $500,000.

          3.14 Receivables; Work-In-Process

          All Receivables and Work-In-Process reflected in the Financial Statements and all Receivables and Work-In-Process that have arisen after January 1, 2002 or will arise after the date hereof, through the Closing Date, have or shall have arisen only from bona fide transactions in the ordinary course of business and are reflected properly on Seller's books and records, in each case, after taking into account applicable reserves. Seller has no knowledge of any facts or circumstances (other than general economic conditions) that would result in any material increase in the uncollectability of the Receivables or Work-In-Process in excess of the reserves therefor set forth in the Financial Statements and the Closing Statement. The Closing Statement will have been prepared in a manner consistent with the preparation of the Financial Statements and shall fairly present the assets described therein. Schedule 3.14 sets forth all Receivables in excess of $500,000 as of July 23, 2002, the amount owing and the aging of each such Receivable; the name and address of the party from whom such Receivable is owing; and any security in favor of Seller for the payment of such Receivable.

          3.15 Government Contracts

          Except as set forth on Schedule 3.15, Seller is not a party as of the date hereof to any contract with a Governmental Body in the United States under which the Seller is now providing or will provide services Related to the Business to such Governmental Body. Seller has never been suspended or debarred from bidding on contracts or subcontracts to provide services Related to the Business to any Governmental Body in the United States, nor, to the Seller's Knowledge, has any suspension or debarment action been contemplated, threatened or commenced, in each case relating to Seller's providing services Related to the Business to any Governmental Body in the United States.

          3.16 Business Activity Restriction

          Except as set forth on Schedule 3.16: (a) there is no non-competition or other similar agreement or commitment to which Seller is a party or subject to that would have a Material Adverse Effect on the Business; (b) Seller has not entered into any agreement under which the Seller is restricted from providing BRS Services to clients or potential clients, in the United States, during any period of time; and (c) no Affiliate of Seller is a party to any agreement, which, by virtue of such person's relationship with Seller, restricts Seller from, directly or indirectly, providing BRS Services in the United States.

          3.17 Brokers

          No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

          3.18 Investment

          Seller (a) understands that the shares representing the Stock Consideration have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring such shares solely for its own account for investment purposes, and not with a view to the distribution thereof, other than pursuant to the Registration Rights Agreement and the withdrawal agreements contemplated by Section 7.3(e), (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding such shares, (e) is able to bear the economic risk inherent in holding such shares, and (f) is an

"Accredited Investor" as such term is defined in Regulation D under the Securities Act of 1933, as amended.

          3.19 No Other Representations

          EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS
SECTION 3, THE PURCHASED ASSETS ARE SOLD AND THE ASSUMED LIABILITIES ARE TRANSFERRED HEREBY ON AN "AS IS, WHERE IS" BASIS, AND SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND HEREBY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY (INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WHETHER BY SELLER, ITS AFFILIATES OR ANY OF ITS OR THEIR OFFICERS, DIRECTORS, PARTNERS, PRINCIPALS, EMPLOYEES, AGENTS, MEMBERS OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE PURCHASED ASSETS, ASSUMED LIABILITIES AND THE BUSINESS OR THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      4.  Representations and Warranties of Buyer

          Buyer represents and warrants to Seller that:

          4.1  Organization and Qualification

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and Buyer has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties. Buyer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not individually or in the aggregate be materially adverse.

          4.2  Authorization; Binding Effect

          (a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Collateral Agreements by all requisite corporate action.

          (b) This Agreement has been duly executed and delivered by Buyer and this Agreement is, and each of the Collateral Agreements when duly executed and delivered by Buyer will be, valid and legally binding obligations of Buyer enforceable against it in accordance with its terms, except as such agreements may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws and equitable principles relating to or affecting or qualifying the rights of creditors generally and general principles of equity.

          4.3 No Violations

          (a) Assuming that all Buyer Required Consents listed in Schedule 4.3(b) have been obtained or made, the execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a breach or violation of any provision of the Certificate of Incorporation or By-Laws of Buyer, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, contract, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Buyer is a party or by which it or its assets or properties are bound, or result in the creation of any Encumbrance upon any of its assets or properties, which violation, breach, default or Encumbrance would individually or in the aggregate be material, or (iii) violate any Law of any Governmental Body having jurisdiction over Buyer or any of its properties, which violation would individually or in the aggregate be material to Buyer or materially impair, delay or prevent the consummation of the transactions contemplated hereby.

          (b) Except as set forth on Schedule 4.3(b), no consent, approval, order or authorization of, or registration, declaration or filing with, any Person (including any Governmental Body) is required to be obtained by Buyer in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation by Buyer of the transactions contemplated hereby or thereby that has not been obtained, other than any filings required to be made under the HSR Act (such scheduled consents, approvals, orders, authorizations, registrations, declarations and filings being referred to herein collectively as the "Buyer Required Consents"), and other than such consents the failure to obtain which would not materially impair, delay or prevent the consummation of the transactions contemplated hereby.

          4.4 Capital Stock of Buyer

          (a) The authorized capital stock of Buyer consists of 45,000,000 shares of common stock, par value $0.01 per share, of which 20,540,202 shares were issued and outstanding as of July 19, 2002, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. The authorized and outstanding shares of Buyer's capital stock will not materially change prior to Closing. All of such outstanding shares are or have been, and all of the shares of Buyer's common stock to be issued to Seller on the Closing Date, when so issued, will be, duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and Encumbrances created by statute, Buyer's Certificate of Incorporation or By-laws or any agreement to which Buyer is a party or by which Buyer is bound, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. No shareholder approval or any other approvals are required for the issuance of the shares of Buyer's common stock to be issued to Seller at the Closing, and Buyer has reserved such shares for issuance to Seller.

          (b) Except as disclosed in the Buyer SEC documents or as set forth on
Schedule 4.4(b), (i) no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate Buyer to issue or sell, or by which any shares of capital stock may otherwise become outstanding and (ii) Buyer has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

          4.5 SEC Documents and Other Reports

          Buyer has filed all required documents with the SEC since December 31, 2000 (the "Buyer SEC Documents"). As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, as the case may be, and, at the respective times they were filed, none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Buyer included in the Buyer SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Buyer SEC Documents or as required by generally accepted accounting principles, Buyer has not, since December 31, 2001, made any change in the accounting practices or policies applied in the preparation of financial statements.

          4.6 Absence of Certain Changes or Events

          Except as disclosed in the Buyer SEC Documents filed with the SEC prior to the date of this Agreement, since December 31, 2001, there has been no event or development that would, individually or in the aggregate, have a Material Adverse Effect on the Buyer.

          4.7 Brokers

          No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer or an Affiliate of Buyer.

          4.8 [Intentionally Omitted]

          4.9 Compliance with Laws, Litigation

          (a) Except as set forth on Schedule 4.9(a) and except as would not individually or in the aggregate have a Material Adverse Effect with respect to the Buyer, Buyer is in compliance with all Laws and Permits of or from Governmental Bodies applicable to its business.

          (b) Except as set forth on Schedule 4.9(b), no judgment, order, writ, injunction or decree of any Governmental Body that is related to the Buyer is in effect nor is any Action with respect to Buyer's operations pending or, to Buyer's Knowledge, threatened, in each case as would individually or in the aggregate have a Material Adverse Effect with respect to the Buyer. Schedule 4.9(b) sets forth a description of all Actions referred to in the immediately preceding sentence which were filed, begun, commenced or occurred any time after June 30, 2001.

          4.10 Compensation and Benefits

          To the Knowledge of Buyer, based on such materials as have been provided to it by Seller, the compensation, health, welfare and retirement benefits and severance benefits enjoyed by and provided to employees of Buyer and its Affiliates are substantially comparable, in the aggregate, to those enjoyed by and provided to similarly situated Business Employees, other than BRS Partners and Principals.

       5. Certain Covenants

          5.1  Access to Information

          (a) Each of Seller and Buyer will (i) give to the other party and its officers, employees, accountants, counsel and other representatives reasonable access, including for inspection and copying, during normal business hours throughout the period prior to the Closing, to its properties, personnel, books, contracts, commitments, reports of examination and records reasonably requested by Buyer or Seller, as the case may be, (ii) furnish or shall cause to be furnished any and all financial, technical and operating data and other information pertaining to it as Buyer or Seller may reasonably request, and
(iii) provide or cause to be provided such copies or extracts of documents and records related to its business as Buyer or Seller may reasonably request; provided, that Seller shall not be obligated to disclose or provide hereunder information other than Related to the Business.

          (b) For a period of five (5) years after the Closing Date, upon reasonable prior written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their employees, agents, auditors and representatives access, during normal business hours, to such information, books and records Relating to the Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of Tax Returns, reports or forms for the defense of any Tax claims, assessments, audits or disputes, or the prosecution or defense of any Action, provided that with respect to any Tax Returns or other records relating to Tax matters or any other Action, either party shall have reasonable access to such information until the applicable statute of limitations shall have expired. Except as otherwise agreed in writing, each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.1(b). Each party shall have the right to copy any of such records at its own expense. Neither party shall be required by this Section 5.1(b) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

          (c) Each of Buyer and Seller agrees to preserve all Business Records in its possession for at least five (5) years after the Closing Date; provided that each party will preserve all such records relating to Tax matters until expiration of the applicable statute of limitations. After such five-year period or expiration of the applicable statute of limitations and at least thirty (30) days prior to the planned destruction of any Business Records or Tax-related records, but in any event no longer than the later of seven (7) years after the Closing Date or the expiration of the applicable statue of limitations, the party planning to destroy such Business Records or Tax-related records shall notify in writing and shall make available to the other, upon its reasonable request, such Business Records or Tax-related records.

          5.2 Conduct of Business

          From and after the date of this Agreement and until the Closing Date, except as set forth on Schedule 5.2 or as otherwise contemplated by this Agreement or the Schedules and Exhibits hereto or as Buyer shall otherwise consent to in writing, in each case to the extent Related to the Business,
Seller:

          (a) will carry on the Business and operate all properties in all material respects in the ordinary course consistent with past practice including using commercially reasonable efforts to obtain new engagements to perform BRS Services at rates consistent with Seller's past practice;

          (b) will not, other than in the ordinary course of business consistent with past practice in arm's-length Third Party transactions or as may be required by Law or a Governmental Body, permit any material Purchased Assets to be sold, licensed, leased or subjected to any Encumbrance (other than a Permitted Encumbrance);

          (c) will not materially modify any Material Contract, and will continue the performance in the ordinary course consistent with past practice of its material obligations under any Material Contracts and other obligations to be included as part of the Purchased Assets or Related to the Business;

          (d) will comply in all material respects with all Laws applicable to the Business; and

          (e) will keep its business and properties Related to the Business substantially intact, including its present operations, working conditions and relationships with clients, prospective clients and Business Employees to the extent Related to the Business.

          5.3 Taxes

          (a) Seller and Buyer acknowledge and agree that (i) Seller will be responsible for and will perform all applicable Tax withholding, payment and reporting duties with respect to any wages and other compensation and benefits paid or provided by Seller to any Business Employee for a taxable period or portion thereof ending on or prior to the Closing Date, and (ii)

Buyer will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation and benefits paid or provided by Buyer or any of its Affiliates to any Transferred Employee after the Closing Date.

          (b) Buyer and Seller shall use reasonable commercial efforts to agree upon an allocation of the purchase price (including the amount of Assumed Liabilities that are liabilities for federal income tax purposes) among the Purchased Assets (the "Allocation"), consistent with the principles set forth in
Schedule 5.3(b) and Section 1060 of the Code and the Treasury Regulations thereunder, within a reasonable amount of time following the Closing Date. Buyer shall provide a proposed Allocation to Seller within 120 days following the Closing Date. Seller shall propose any changes to the Allocation within 30 days thereafter, together with a reasonably detailed explanation of the reasons therefor. Buyer and Seller will negotiate in good faith to resolve any disputed items, and if Buyer and Seller are unable to agree on the Allocation within 30 days following delivery of Seller's proposed changes, then the dispute will be arbitrated by an independent third party, whose determination shall be conclusive and binding on the parties for all purposes. The Allocation shall be prepared using the Closing Date value of the Stock Consideration and shall be adjusted to take into account any adjustments to the Purchase Price.

          (c) Each of Seller and Buyer shall timely file IRS Form 8594 and all other federal, state, local and foreign Tax Returns in accordance with the Allocation, as adjusted pursuant to Section 5.3(b). Neither Seller nor Buyer nor any of their respective Affiliates or representatives shall take any position on any Tax Return that is inconsistent with the Allocation. Buyer and Seller each agree to promptly provide the other party with any additional information as so adjusted required to complete Form 8594.

          (d) Buyer and Seller shall cooperate fully with respect to all Tax matters and shall keep each other promptly apprised of any Tax audit or other controversy that may affect the other or reasonably could be expected to result in an indemnification obligation hereunder.

          (e) Buyer shall pay all sales, transfer, value added (to the extent not creditable) or similar Taxes and all recording and filing fees and other similar costs that may be imposed, assessed or payable by reason of the sales, transfers, leases, rentals, licenses, assignments and assumption of liabilities, if any, required for performance under this Agreement and the Collateral Agreements. Buyer and Seller shall cooperate in timely making and filing all filings, Tax Returns, reports and forms as may be required with respect to any Taxes described in the preceding sentence. Buyer and Seller shall use reasonable commercial efforts to avail themselves of any available exemptions or other opportunities to reduce or eliminate any such Taxes or fees. Notwithstanding any other provision hereof, Seller shall be responsible for income and capital gains Taxes or franchise or other Taxes based on overall gross or net income of Seller from the sale of the Purchased Assets ("Income Taxes").

          (f) Liability of Seller for real, personal and intangible property Taxes for the period including the Closing Date shall be equal to the amount of such property Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in such period that precede the Closing Date and the denominator of which is the number of days in the entire period. Liability for the remainder of such Taxes shall be borne by Buyer. The party paying such liability to the taxing authority shall provide proof of such payment and a schedule setting out in reasonable detail the amount of the other party's liability. Such other party shall promptly pay the other the amount of such liability following notice and demand therefor.

          (g) Seller shall deliver to Buyer at Closing a certification of non-foreign status as described in Section 1.1445-2(b)(2) of the Treasury Regulations.

          5.4 Business Employees

          (a) Seller shall provide Buyer with an update to Schedule 3.7(a) immediately prior to the Closing Date. Unless otherwise agreed in writing prior to the Closing, Buyer shall make offers of employment to substantially all Business Employees (other than BRS Partners and Principals who are separately covered hereby) who are, as of the Closing Date, actively at work or on vacation or jury duty. Business Employees who accept such offer of employment, as of the effective date of their employment with Buyer or one of its Affiliates, shall be referred to as "Transferred Employees." In addition, Buyer shall make offers of employment to any Business Employee who is, as of the Closing Date, absent due to illness or short-term disability or other approved leave of absence (including under the FMLA) at such time (if any) as such Business Employee demonstrates to Buyer's reasonable satisfaction that he or she is able and willing to return to work. Each such Business Employee who accepts an offer from Buyer shall also be referred to as a "Transferred Employee" from and after the date of such acceptance. Each offer of employment shall provide for compensation, health, welfare and retirement benefits and severance benefits to the Business Employee, other than BRS Partners and Principals who are Business Employees, that are, on an aggregate basis, substantially equivalent to those enjoyed by similarly situated employees of Buyer and its Affiliates as of the date of this Agreement. All offers of employment to BRS Partners and Principals who are Business Employees shall be made together with a Principal Employment Agreement.

          (b) To the extent permitted by law, Buyer's benefit plans and policies, including vacation, floating holidays, retirement, severance and welfare plans, shall recognize, (i) for purposes of satisfying any deductibles and co-payment limits during the coverage period that includes the Closing Date, any payment made by any Transferred Employee towards deductibles and co-payment limits in any health, dental or other insurance plan of Seller, and (ii) for purposes of determining eligibility to participate, vesting and for any schedule of benefits based on service (including early retirement benefits) (other than for accrual of benefits under any defined benefit pension plan), all service with Seller, including service with predecessor employers that was recognized by Seller and any prior unbridged service with Seller. In addition, for purposes of plans providing medical benefits to any Transferred Employee after his or her Transfer Date, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such plans to be waived for such employee and his or her covered dependents.

          (c) Except as specifically provided in this Section 5.4: (i) neither Buyer nor any of its Affiliates shall adopt, become a sponsoring employer of, or have any obligations under or with respect to the Benefit Plans, and Seller shall be responsible for any and all liabilities which have arisen or may arise under or in connection with any Benefit Plan; and (ii) Seller shall be responsible for any and all liabilities relating to or arising out of the employment of any

Transferred Employee by Seller before the date he or she actually becomes a Transferred Employee (the "Transfer Date").

          (d) Buyer and its Affiliates shall be responsible for all liabilities, costs, claims and Actions related to (i) the Transferred Employees, (ii) the Business Employees with respect to whom Buyer has not extended an offer and whose employment with Seller terminates within three (3) months after the Closing Date and (iii) the Business Employees with respect to whom Buyer has not extended an offer in accordance with the terms hereof and whose employment with Seller terminates within three (3) months after the Closing, with respect to whom Seller shall provide a written reconciliation of any amount owed within six
(6) months after the Closing Date, from and after the Closing Date, including without limitation: (A) claims for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA but in no event to include such claims with respect to Business Employees to whom offers have not been extended, in accordance with the terms hereof, who are on long term disability) and for workers compensation, in each case that are incurred by or with respect to any Transferred Employee on or after his or her Transfer Date, and (B) claims relating to severance, redundancy and similar pay, salary continuation, and similar obligations (collectively, "Severance Pay") relating to the termination or alleged termination of any Business Employee's employment with Seller, whether arising under a Benefit Plan, an Employment Agreement or other agreement with an individual Business Employee, or applicable law, except to the extent that such liability arises as a result of Seller's failure to comply with its obligations under this Section 5.4 or, with respect to those Business Employees (other than BRS Partners and Principals) with respect to whom Buyer, in compliance with the terms hereof, does not extend an offer, to the extent Severance Pay is in excess of Seller's normal policies regarding Severance Pay.
Schedule 5.4(d) shall set forth a list of Seller's normal policies regarding Severance Pay. Buyer and its Affiliates shall indemnify and hold harmless Seller from all COBRA Coverage and related Losses attributable to "qualifying events" with respect to any Business Employees described in this Section 5.4(d) and his or her beneficiaries and dependents that occur on or after the Closing Date. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered or the supplies are provided, and not when the condition arose. A disability or workers' compensation claim shall be considered incurred on or before the relevant Transferred Employee's Transfer Date if the injury or condition giving rise to the claim occurs on or before such Transfer Date, but only if such claim is actually filed on or before the Transfer Date. So long as Buyer has made offers of employment in accordance with the terms of
Section 5.4(a), Buyer and its Affiliates shall not be responsible for any liabilities, costs, claims and Actions related to those Business Employees who have declined to accept any such offer from Buyer.

          (e) Buyer shall provide Seller with information concerning the employment status of Transferred Employees, including any date of termination from Buyer and its Affiliates, so as to enable Seller to administer its Benefit Plans with respect to such Transferred Employees. Such information shall be provided from time to time in such form (including any electronic media) as reasonably requested by Seller.

          (f) Buyer shall credit each Transferred Employee, other than BRS Partners and Principals, with vacation accrued but not used through his or her Transfer Date. Subject to the specific agreements between Seller and the Transferred Employee, Seller shall pay to each Transferred Employee, other than BRS Partners and Principals, who was eligible to earn any incentive pay, bonus or similar compensation for any period beginning before and ending on or after such Transferred Employee's Transfer Date, a pro rata portion of such compensation that would have been earned had the Transferred Employee remained employed by Seller, based upon the percentage of such period that precedes such Transfer Date. Within five (5) days after the Closing Date, Seller shall provide Buyer with a schedule setting forth the name of each such Transferred Employee, together with the amount of such compensation. Buyer shall be exclusively liable for any obligations under any new compensation, benefit or similar arrangements not part of the transactions contemplated by this Agreement that Buyer and any Transferred Employee may enter into on or after the Transfer Date.

          (g) Seller agrees to release all Transferred Employees from any covenants (pursuant to any Benefit Plan, Employment Agreement, or otherwise) that might at any time after the Closing Date limit the ability of such Transferred Employee to compete with Seller or to solicit clients of Seller, or any other covenants (pursuant to any Benefit Plan or otherwise) that would in any way restrict the business activities of a Transferred Employee with respect to any business in which the Buyer is engaged as of the Closing Date.

          (h) Nothing contained in this Agreement shall restrict the ability of Buyer and its Affiliates to terminate the employment of any Transferred Employee for any reason at any time after the effective date of his or her employment with Buyer and its Affiliates. Moreover, provided Buyer otherwise is in compliance with the terms hereof, nothing contained in this Agreement shall require Buyer and its Affiliates to maintain any specific Benefit Plan or other compensation or employee benefit plan, program, policy or practice following the Closing Date.

          (i) Seller shall be responsible for providing any notices required by the Worker Adjustment and Retraining Notification Act ("WARN Act") or any similar state, local or foreign law for any event that occurs before the Closing Date with respect to a Business Employee (including a Transferred Employee), and Buyer shall be responsible for providing any such notices for any event that occurs on or after the Closing Date with respect to Business Employees. Seller shall indemnify and hold harmless Buyer for any liability arising from Seller's failure to comply with the preceding sentence, and Buyer shall indemnify and hold harmless Seller for any liability arising from Buyer's failure to comply with the preceding sentence.

          5.5 Regulatory Compliance

          Within seven (7) Business Days after the date of this Agreement, Buyer and Seller will prepare and make their initial filings with the Federal Trade Commission and the United States Department of Justice (the filing fees for which shall be paid by Buyer) that are required to make the initial filing under the HSR Act in respect of the transactions contemplated hereby, and with any other Governmental Body (including the SEC) the acquiescence or consent of which is necessary in order for the transactions contemplated hereby to be consummated. Seller and Buyer will cooperate in responding promptly to any request for further information from a Governmental Body, and will in good faith promptly furnish all materials reasonably required in connection with such filings and any such requests. Buyer, with Seller's reasonable cooperation, will in good faith use reasonable commercial efforts to demonstrate that the transactions contemplated hereby should not be opposed by the Federal Trade Commission, the United States

Department of Justice or such other Governmental Body, and shall use its reasonable commercial efforts to eliminate as promptly as practicable any objection that the Federal Trade Commission, United States Department of Justice or any such other Governmental Body may have to the transactions contemplated hereby. Seller and Buyer (i) will jointly approve the content and manner of presentation of all information to be provided to such Governmental Bodies in connection with such filings regarding markets and the relevant industry and
(ii) will consult with each other from time to time regarding the status of such filings and all strategies and action taken in connection therewith.

          5.6 Permit Transfer

          (a) Except for those Permits that are not transferable by Law or are immaterial to the Business, Seller shall use its reasonable efforts to transfer the Permits of Seller to Buyer upon the Closing Date in form and substance the same as the Permits which were held by Seller. Seller shall give and make all required notices and reports to the appropriate Governmental Bodies.

          (b) Seller shall assist and cooperate with Buyer for six months following the Closing in obtaining the issuance in the name of Buyer of any Permit that is not transferable, and Seller, at Buyer's expense, shall take all actions reasonably requested by Buyer to facilitate that issuance, including the preparation of any permit applications or necessary documents, whether for signature by Seller or by Buyer.

          5.7 Advice of Changes

          (a) Seller will promptly advise Buyer in writing of (i) any event known to Seller which has rendered or reasonably could be expected to render any representation or warranty of Seller contained in this Agreement or any Collateral Agreement, if made on or as of the date of such event or the date of the Closing, untrue or inaccurate in any material respect, (ii) any change, condition or event that has or could reasonably be expected to have a Material Adverse Effect with respect to the Business or (iii) any failure of Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Seller hereunder.

          (b) Buyer will promptly notify Seller in writing of (i) any event known to Buyer which has rendered or reasonably could be expected to render any representation or warranty of Buyer contained in this Agreement or any Collateral Agreement, if made on or as of the date of such event or the date of the Closing, untrue or inaccurate in any material respect, (ii) any change, condition or event that has or could reasonably be expected to have a Material Adverse Effect with respect to the Buyer or (iii) any failure of Buyer to comply with or satisfy in any material respects any covenant, condition or agreement to be complied with or satisfied by Buyer hereunder.

          (c) The parties acknowledge and agree that if the Buyer or the Seller has been given notice in accordance with Section 5.7(a) or (b) above or otherwise has Knowledge of any of the foregoing or any other breach of any representation, warranty or covenant contained in this Agreement or the Collateral Agreements, and such party proceeds with the Closing, such party shall be deemed to have waived such condition, event, breach or failure and such party and its related Indemnified Parties shall not be entitled to be indemnified pursuant to Section 8.2 hereof, to sue for damages or to assert any other right or remedy relating to such condition, event, breach or failure, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

          (d) Seller, on the one hand, and Buyer, on the other hand, will promptly give notice to the other upon becoming aware that any Action is pending or threatened by or before any Governmental Authority, in each case with respect to the transactions contemplated by this Agreement or any Collateral Agreement. Seller, on the one hand, and Buyer, on the other hand, (i) will cooperate in connection with the prosecution, investigation or defense of any such Action,
(ii) will supply promptly all information reasonably and legally requested by the other, by any such Governmental Authority or by any party to any such Action and (iii) will use reasonable commercial efforts to cause any such Action to be determined as promptly as practicable and in a manner which does not impact adversely on, and is consistent with, the transactions contemplated by this Agreement and the Collateral Agreements.

          5.8 Non-Competition and Non-Solicitation

          (a) Buyer and Seller acknowledge and agree that (i) Seller's agreement not to compete with the Business or solicit the Transferred Employees, as set forth below, is an essential part of the parties' bargain and that a breach by Seller of any of its agreements under this Section 5.8 could adversely affect both the value of the transaction and the goodwill of the Business, and (ii) Buyer's agreements set forth in Section 5.8(e), (f) and (g) are an essential part of the parties' bargain and that a breach by Buyer of any of its agreements under this Section 5.8 could adversely affect the value of the transaction for Seller.

          (b) Seller agrees that, for a period of three (3) years following the Closing Date (the "Non-Compete Period"), it will not, directly or indirectly, anywhere in the United States:

              (i) engage in any business that offers or provides services of the type presently offered by BRS and described in Exhibit A hereto (the "BRS Services")(any such business, a "Competing Business"); provided, that the term "Competing Business" does not include the corporate finance, investment banking and related services provided by PricewaterhouseCoopers Securities LLC ("PwC Securities"). During the Non-compete Period, the scale and scope of the BRS-type activities of PwC Securities in the United States shall not materially change from current levels. To the extent any activities of PwC Securities in the United States during such period do not require a broker-dealer license or registration, the fees attributable to such activities shall count against the limitation on fees for activities under Section 5.8(iii)(i)(ii) and (iii) below;

              (ii) have any ownership interest in any Person that engages in a Competing Business; or

              (iii) market any consulting services that it may offer using the terms "BRS" or "BRS Services." For the avoidance of doubt, Buyer shall be entitled to market any consulting services that it may offer in the United States using the terms "BRS" or "BRS Services" from and after the Closing Date.

          (c) The restrictions of this Section 5.8 shall not prohibit the following:

              (i) Seller may own, directly or indirectly, (1) less than 5% of the total equity and voting power of all classes of equity securities of any Person engaged in a Competing Business and (2) an equity interest in Monday Ltd., so long as, in each such case, no partner, principal or employee of Seller is actively engaged in the management of such entity and none is a member of its board of directors or other governing or advisory board; and

              (ii) In addition to subsection (i) above, Seller or its Affiliates may, directly or indirectly, engage in a purchase or business combination with any Person that derives less than 35% of its revenue from a Competing Business (based upon such Person's most recent annual financial statements) so long as Seller shall, or shall cause such Person to, use its reasonable commercial efforts to enter into a definitive agreement to divest the portion of such Person that engages in the Competing Business within six (6) months after the date of such purchase or business combination and shall, or shall cause such Person to, use its reasonable commercial efforts to complete such divestiture promptly thereafter but in no event later than one (1) year following such purchase or business combination. In the case of the first such purchase or business combination effected during the Non-Compete Period, if Seller fails to complete such divestiture within one (1) year following such purchase or business combination Seller shall pay to Buyer the Profit (as defined below) of such Competing Business from the date that is one year following such purchase or business combination. In the case of any additional such purchases or business combinations effected during the Non-Compete Period, Seller shall pay to Buyer the Profit of such Competing Business from the date of such purchase or business combination, until Seller divests, or causes such Person to divest, the portion of such Person that engages in the Competing Business or winds down, or causes such Person to wind down, such Competing Business. Seller shall remit such Profit on a calendar quarterly basis to Buyer within seventy five (75) days after the end of each such quarter. "Profit" shall mean the greater of (i) 30% of revenues and (ii) Net Profits, in each case attributable to the portion of such Person that engages in the Competing Business and determined in accordance with Seller's accounting policies and practices in effect from time to time. "Net Profits" shall mean contributions to profit, less Partner compensation and pension costs. Seller's obligation either to divest such Competing Business or to pay the liquidated damages specified above shall survive the Non-Compete Period and apply to such purchases or business combinations effected during the Non-Compete Period, whether or not the timeframe for divestiture or commencement or continuing obligation to pay liquidated damages with respect thereto occurs during or after the Non-Compete Period.

              (iii) Subject to the limitations below, Seller may provide services to audit clients of Seller that relate to restructuring of their business (commonly known as "debtor-side" services). Seller may not during the Non-Compete Period provide "creditor-side" and "crisis-management" BRS Services; and Seller shall not receive fees for such debtor-side Competing Business in excess of (i) an aggregate of $12,000,000 for the twelve (12) month period beginning on the Closing Date,
     (ii) an aggregate of $15,000,000 for the twelve (12) month period beginning on the first anniversary of the Closing Date and ending on the second anniversary thereof and (iii) an aggregate of $17,000,000 for the twelve
     (12) month period beginning on the second anniversary of the Closing Date and ending on the third anniversary thereof. Promptly after each of the first three (3) anniversaries of the Closing Date, Seller shall deliver to Buyer a certificate signed by its chief financial officer certifying (A) that Seller has not exceeded the applicable cap for the preceding twelve
     (12) month period and (B) that Seller has complied with the provisions of Sections 5.8(b) and (c) during the immediately preceding twelve (12) month period.

              (iv) The Canadian member firm of the worldwide PricewaterhouseCoopers ("PwC") organization may perform up to $3.8 million of Competing Business in the United States (the "Canadian Cap"). Seller will not assist in the marketing of such Competing Business other than providing the use of facilities as permitted by Section 5.8(d)(ii)(x).

          (d) Notwithstanding the foregoing, nothing contained herein is intended to or shall:

              (i) interfere with or otherwise impede the non-U.S. members of the PwC worldwide organization from using the PwC Name; provided that Seller shall use its reasonable commercial efforts to cause such non-U.S. members of the PwC worldwide organization during the Non-Compete Period not to (A) open an office, offices or a principal place of business in the United States for use primarily for the conduct of a Competing Business other than to service work of a type described in (d)(I) and (d)(II) of this subsection, (B) use the PwC Name to solicit business of a type that would constitute a Competing Business to be performed primarily within the United States or (C) undertake engagements for work of a type that would constitute a Competing Business within the United States; it being understood that such non-U.S. members of the PwC worldwide organization may during the Non-Compete Period use the PwC Name to solicit in the United States or directly undertake engagements for work of a type that would constitute a Competing Business in the United States so long as such solicitations relate to, and such engagements involve, (I) the provision of work of a type that would constitute a Competing Business primarily outside the United States, or (II) the provision of work required by statutory or fiduciary obligations applicable to such non-U.S. members;

              As part of Seller's reasonable commercial efforts above, Seller, at a minimum, shall during the Non-Compete Period (a) request (and forward to Buyer), quarterly, a certificate from the leaders of the BRS practices of the member firms of the PwC worldwide organization in the United Kingdom, Canada, France, Germany, Italy and Japan to the effect that each such member firm has not engaged in a Competing Business in the United States not in compliance with Section 5.8(d)(i) hereof and (b) notify in writing any such member firm not so in compliance immediately to cease the provision of any services that would constitute a Competing Business not in compliance with the terms of Section 5.8(d)(i) hereof; further, Seller shall in each such case use its reasonable commercial efforts to have its worldwide governing body enforce discontinuation of any such non-complying (i) work by any such member firm and (ii) use of the PwC Name in the context of the provision of such BRS Services in the United States.

              If such efforts are unsuccessful and the member firms of the PwC worldwide organization in the United Kingdom, France, Germany, Italy and Japan engage in Competing Business in the United States not in compliance with Section 5.8(d)(i) hereof, Seller will pay to Buyer an amount equal to the Profits from any and all such noncomplying Competing Business performed by such member firms during the Non-Compete Period. If such efforts are unsuccessful with regard to any other of the member firms of the PwC worldwide organization, including Canada, and such member firm or firms engage in Competing Business in the United States not in compliance with
     Section 5.8(d)(i) hereof, then Seller shall pay to Buyer an amount equal to the Profits from any and all such noncomplying Competing Business performed by said member firms during the Non-Compete Period to the extent said work exceeds, in the aggregate for such member firms, $2,000,000 per year plus the actual work performed by the Canadian member firm in compliance with
     Section 5.8(c)(iv), above. Seller shall remit an amount equal to such Profit required to be paid above on a calendar quarterly basis to Buyer within seventy five (75) days after the end of each such quarter, together, subject to confidentiality obligations, with a list of the clients and fees earned, broken down by client, comprising such Profits.

              (ii) subject to subsection (i) above, limit the non-U.S. members of the PwC worldwide organization from engaging in or expanding a Competing Business on a worldwide basis outside the United States (it being understood that Seller shall be permitted to (x) make available its facilities and non-professional personnel to such non-U.S. members to provide assistance with respect to work performed in the United States related to engagements permitted to be performed by such non-U.S. members under subsection (i) above, and (y) provide only non-BRS Services to clients in connection with engagements involving such non-U.S. members, whether Seller's services are provided on a subcontract basis or otherwise).

          (e) Seller agrees that for a period of six (6) years from the Closing Date, it shall not hire as a partner, principal or employee or engage as an independent contractor any BRS Partner or Principal agreed in writing prior to the date hereof pursuant to Section 7.2(f) and for a period of three (3) years from the Closing Date, it shall not hire as a partner, principal or employee or engage as an independent contractor any other Transferred Employee. Buyer agrees that for a period of six (6) years from the Closing Date, it shall not hire as an employee or engage as an independent contractor any partner or principal of Seller who is engaged in BRS Services or any non-U.S. member of the worldwide PwC organization who is engaged in BRS Services and for a period of three (3) years from the Closing Date, it shall not hire as an employee or engage as an independent contractor any employee of Seller who is engaged in BRS Services or any non-U.S. member of the worldwide PwC organization who is engaged in BRS Services.

               (f) Nothing in this Agreement is intended to or shall limit Buyer from engaging in or expanding a Competing Business on a worldwide basis, except that Buyer agrees that, for a period of three (3) years from the Closing Date, it will limit the fees from matters involving Competing Business performed outside of the United States with respect to which BRS Partners who accept offers of employment from Buyer in the future have involvement up to an aggregate amount per year not exceeding the Canadian Cap, except to the extent such engagements relate to and involve the provision of BRS Services primarily in the United States.

               For any violation of the foregoing by the Buyer during the Non-Compete Period, Buyer shall pay to the Seller an amount equal to the greater of (x) 30% of revenues and (y) net profits, in each case attributable to each such violation, determined in accordance with Buyer's accounting policies and practices in effect from time to time, which payment shall be made within seventy-five (75) days after the end of each calendar quarter until 75 days after the third anniversary hereof. At the end of each quarter during the Non-Compete Period, Buyer shall deliver to Seller a certificate within forty-five (45) days after each quarter until the third anniversary of the Closing Date to the effect that (a) the Buyer is not aware of any such violations by Buyer, or (b) that Buyer is aware of a violation of the Buyer Prohibited Conduct by Buyer and the amount of fees payable therefor.

               (g) Following the Closing Date, Seller shall not directly or indirectly use or refer to the credentials of, or citations with respect to, BRS or the Business, in the conduct or operation of its business, except with the prior written consent of Buyer. Following the Closing Date, Buyer shall not directly or indirectly use or refer to the credentials of, or citations with respect to, Seller, other than (i) with respect to credentials or citations of the Business Employees hired by Buyer on the Closing Date who are directly involved in the solicitation or performance of the prospective engagement with respect to which the credentials are offered or citation made and, provided further, that such credentials or citation accurately reflect the services provided by such persons, or (ii) during the Non-Compete Period Buyer may use the credentials of the BRS Partners or Principals who accept offers of employment from the Buyer for engagements outside of the United States, to the extent such engagements relate to and involve the provision of BRS Services primarily in the United States.

               (h) The parties agree that the covenants deemed included in this
Section 5.8 are, taken as a whole, reasonable in their geographic scope and their duration and no party shall raise any issue of the reasonableness of the scope or duration of the covenants in any proceeding to enforce any such covenants. If, in any judicial proceeding, a court shall refuse to enforce any separate covenant, then the unenforceable covenant shall be modified in order to make it acceptable to the court and enforced accordingly, or, if necessary, deemed eliminated to the extent necessary to permit the remaining separate covenants to be enforced.

               (i) All payments under this Section 5.8 shall be treated as liquidated damages and shall be the exclusive monetary remedy and monetary damages with respect to the breach or breaches to which such payments relate but shall not limit any party's right to seek injunctive relief to enforce any obligation of the other party under this Section 5.8.

               5.9  Confidentiality

               Except for confidential information related to or otherwise contained in the Intellectual Property Related to the Business, for a period of three (3) years after the Closing Date, Seller will not, and Seller will use reasonable commercial efforts to cause its Affiliates not to, use for its or their own benefit or divulge or convey to any Third Party, any Confidential Information (as hereinafter defined) Relating to the Business. For purposes of this Agreement, Seller shall not be deemed to have violated this Section 5.9 if Seller or any of its Affiliates receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Body, and Seller or such Affiliate, to the extent not inconsistent with such request and to the extent time reasonably allows: (a) notifies Buyer of the existence, terms and circumstances surrounding such request; (b) consults with Buyer on the advisability of taking legally available steps to resist or narrow such request; and (c) if disclosure of any Confidential Information is advisable, to prevent Seller or such Affiliate or any of its or their partners, principals or employees from becoming subject to any penalty, to furnish only such portion of the Confidential Information as it reasonably determines that Seller or such Affiliate is legally obligated to disclose and to exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information. For purposes of this Agreement and subject to the first sentence of this Section 5.9, "Confidential Information" consists of all information, knowledge or data Related to the Business not in the public domain or otherwise publicly available which are or were treated as confidential by the Business. Information that enters the public domain or is or becomes publicly available loses its confidential status hereunder so long as neither Seller nor any of its Affiliates, directly or indirectly, improperly causes such information to enter the public domain.

               5.10 No Additional Representation

               Buyer acknowledges that it and its representatives have been permitted full and complete access to the properties, personnel, books, contracts, commitments, reports of examination and records of the Business which it has requested or desired to see and review, and that it and its representatives have had a full opportunity to discuss with Seller the Business and the Purchased Assets. Buyer acknowledges that neither Seller nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business or the Purchased Assets furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement and in the Collateral Agreements, and neither Seller nor any other Person shall have or be subject to liability to Buyer or any other Person resulting from the disclosure to Buyer, or Buyer's use of, any such information, except as expressly provided herein.

               5.11 Use of Certain Marks

               (a) Subject to Section 5.11(b), Buyer agrees that neither it nor its Affiliates will use the PwC Name to identify their goods or services, and each of them hereby expressly waives the right to assert a defense of fair use with respect to any such uses.

          (b) For a period of one (1) year after the Closing Date, Seller hereby agrees, and shall cause its Affiliates over which it has control, not to assert (and shall use its reasonable commercial efforts to cause its other Affiliates not to assert) a claim of infringement, unfair competition or dilution with respect to the use in the United States by Buyer of precisely the following phrase in connection with the goods and services (including in promotional, advertising and marketing materials) of the Business: "formerly a U.S. PricewaterhouseCoopers business"; provided, that such phrase appears in a typeface and style dissimilar from that used by Seller and its Affiliates. By way of example and not limitation, the foregoing covenant of forbearance by Seller does not apply to the use by Buyer or its Affiliates of any logo, symbol, typeface or style of Seller or its Affiliates or of any other phrase or mark. Buyer acknowledges that it has been informed by Seller that control of use of the above phrase is vested in a trust over which Seller has no control, that Seller makes no representations or warranties as to the actions of said trust with respect to the use above specified and that Buyer assumes the risks attendant to such use vis a vis such trust.

          5.12 Transfer of Business Records

          Seller and Buyer shall comply in all respects with the Protocol for Client Consents and Transfer of Client Files attached as Exhibit C.

          5.13 Litigation Support

          In the event and for so long as any party actively is contesting or defending against any Third Party Claim (including with respect to Tax matters relating to the operation of the Business) arising out of or related to the operations of the Business prior to the Closing, the other party shall cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless and to the extent that the contesting or defending party is entitled to indemnification therefor under Article 8); provided, however, that with respect to the matter set forth on Schedule 3.6(b), Buyer shall provide Seller up to five hundred (500) hours of time of the Transferred Employees at no cost, as requested by Seller.

          5.14 Third Party Referrals

          Seller agrees that, for a period of three (3) years following the Closing Date it will not enter into any definitive agreement with any Third Party for ongoing referrals of BRS Services in the United States to such Third Party.

          5.15 Enforcement of Non-Competition Agreements

          Seller agrees that, for a period of three (3) years following the Closing Date, it will use reasonable commercial efforts to enforce in the United States, at Buyer's request and expense, the terms of any non-competition or non-solicitation agreements or arrangements binding the BRS Partners and Principals who do not accept offers of employment made in accordance with the terms hereof from Buyer as of the Closing, but only those BRS Partners and Principals who are employed by or have become partners or principals with Persons that engage in a Competing Business, other than, with the consent of Buyer, not to be unreasonably withheld,

Persons with respect to which Seller has a commercial relationship; provided, however, that Buyer shall indemnify and hold harmless Seller from any and all Losses incurred by Seller arising out of or relating to Seller's attempt to enforce such non-competition agreements or arrangements pursuant to this Section 5.15.

          5.16 Exclusivity

          From and after the date hereof, unless and until this Agreement shall have been terminated in accordance with its terms, Seller shall not (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or any substantial portion of the assets or business of the Business or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller shall notify Buyer promptly if any unsolicited proposal or offer, or any inquiry or contact with any person with respect thereto, is made, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such offer.

          5.17 Financial Statements

          (a) Promptly following the Closing, Seller shall instruct Deloitte & Touche LLP to provide to Buyer, not less than fifteen (15) Business Days prior to the date on which Buyer is required to file the financial statements required to be filed by amendment to Buyer's initial report on the SEC's Form 8-K in connection with the transactions contemplated hereby, Statements in compliance with SEC's Regulation S-X as needed by Buyer to satisfy its SEC reporting obligations in connection with the transactions contemplated hereby.

          (b)  Seller shall instruct Deloitte & Touche LLP to provide to Buyer
(i) within thirty (30) Business Days after the date hereof, but in no event later than ten (10) Business Days prior to the Closing Date, an audited Statement for the fiscal year ended June 30, 2002, and (ii) simultaneously with the delivery of the Statement referred to in (i) above, a calculation of the EBITDA of the Business, based on the information contained in the Statements provided pursuant to (i) above, calculated in accordance with the methodologies set forth on Schedule 5.17(b)(ii). Such Statement shall be treated thereafter as part of the "Financial Statements" for the purposes of this Agreement, including for the purposes of the representations and warranties contained in Section 3.9.

          5.18 Use of Firms in PwC Global Network

          Buyer shall continue to use firms in the PwC global network on projects or jobs commenced prior to the Closing Date by the Business for which those firms were providing services prior to the Closing Date. Seller shall continue to use Transferred Employees on projects or jobs commenced prior to the Closing Date by Seller for which those Transferred Employees were providing services prior to the Closing Date.

          5.19 Retention Arrangements

          Buyer shall promptly establish any retention, set-aside, escrow or similar arrangements as may be required pursuant to the Contracts and shall immediately reimburse

Seller for any such amounts that Seller may be required by Law to transfer to Buyer in connection hereof.

          5.20 Restrictive Legends; Access to Senior Executives

          (a) The share certificates delivered to Seller and to the BRS Partners and Principals who accept offers of employment from Buyer pursuant to
Section 6.3(b) shall contain a legend substantially in the following form:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND LAWS COVERING THE TRANSFER OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

          The legend set forth above shall be removed from share certificates being transferred (by delivery of a substitute certificate without such legend) and Buyer shall so instruct its transfer agent, if (i) such transfer is being made pursuant to an effective registration statement under the Securities Act of 1933, as amended, (ii) the holder desiring to effect the transfer delivers to Buyer an opinion of counsel, in form and substance reasonably satisfactory to Buyer, to the effect that the legend is no longer required or (iii) Buyer otherwise determines that such legend may be removed in connection with any such transfer.

          (b) Buyer agrees to make senior executives of Buyer available to the BRS Partners and Principals at reasonable times prior to Closing for the purposes of answering any questions about Buyer and shall provide BRS Partners and Principals all necessary information about Buyer which taken together with the Financial Statements will allow such BRS Partners and Principals to make an investment decision concerning the transactions contemplated hereby.

          5.21 Financing

          Buyer shall have prior to and at Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfill its obligations hereunder.

      6.  Closing

          6.1  Closing

          The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher LLP in New York City, commencing at 9:00 a.m. local time within five (5) Business Days following the date on which the last of the conditions specified in Article 7 to be satisfied or waived has been satisfied or waived, or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (such date and time being referred to herein as the "Closing Date").

          6.2 Deliveries by Seller

          At the Closing, Seller shall deliver to Buyer the following:

          (a) a bill of sale for the Purchased Assets substantially in the form of Exhibit D (the "Bill of Sale"), duly executed by Seller;

          (b) instruments of assignment of Intellectual Property included in the Purchased Assets in form suitable for filing, in form and substance reasonably satisfactory to Buyer and Seller, duly executed by Seller;

          (c) certified resolutions of the Board of Partners and Principals of Seller authorizing the transactions contemplated by this Agreement;

          (d) a counterpart of the Assumption Agreement substantially in the form of Exhibit E (the "Assumption Agreement"), duly executed by Seller;

          (e) a counterpart of the Transition Services Agreement substantially in the form of Exhibit F (the "Transition Services Agreement"), duly executed by Seller;

          (f) a counterpart of the License Agreement substantially in the form of Exhibit G (the "License Agreement"), duly executed by Seller;

          (g) the consents required by Section 7.2(e);

          (h) a counterpart of the Registration Rights Agreement;

          (i) a duly executed certificate of an executive officer of Seller, dated the Closing Date, certifying the fulfillment of the conditions set forth in Sections 7.2(a) and (b);

          (j) the duly executed certificate referred to in Section 5.3(g);

          (k) an opinion of inside or outside counsel to Seller, substantially in the form attached hereto as Exhibit I; and

          (l) all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, as Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer and to put Buyer in actual possession or control of the Purchased Assets, duly executed by Seller.

          6.3 Deliveries by Buyer

          At the Closing, Buyer shall deliver, or shall cause a subsidiary of Buyer, as applicable, to deliver, to Seller or its designee(s) the following:

          (a) the Cash Consideration to be made as of the Closing Date as provided in Section 2.3;

          (b) share certificates in denominations reasonably requested by Seller representing the Stock Consideration;

          (c) certified resolutions of the Board of Directors of Buyer authorizing the transactions contemplated by this Agreement;

          (d) the Buyer Required Consents;

          (e) the Registration Rights Agreement, duly executed by Buyer;

          (f) a counterpart of the Assumption Agreement, duly executed by Buyer;

          (g) a counterpart of the Transition Services Agreement, duly executed by Buyer;

          (h) a counterpart of the License Agreement, duly executed by Buyer;

          (i) a duly executed certificate of an executive officer of Buyer, dated the Closing Date, certifying the fulfillment of the conditions set forth in Section 7.3 (a) and (b);

          (j) an opinion of inside or outside counsel to Buyer, substantially in the form attached hereto as Exhibit J; and

          (k) all such other documents and instruments as Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyer of the Assumed Liabilities duly, executed by Buyer.

          6.4 Contemporaneous Effectiveness

          All acts and deliveries prescribed by this Article 6, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

     7.   Conditions Precedent to Closing

          7.1 General Conditions

          The respective obligations of Buyer and Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          (a) No Law of any Governmental Body shall have been enacted, entered, promulgated, deemed applicable, enforced or otherwise be in effect that enjoins, restrains, conditions, makes illegal or otherwise prohibits or could impose liabilities on either party with respect to the consummation of this Agreement or any of the Collateral Agreements, and no legal action or governmental investigation or proceeding which, if adversely determined, may result in any such Law being enacted, entered, promulgated, deemed applicable, enforced or otherwise being in effect, shall be pending.

          (b) Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement and the Collateral Agreements shall have expired or been terminated.

          7.2 Conditions Precedent to Buyer's Obligations

          The obligations of Buyer to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

          (a) The representations and warranties of Seller contained in this Agreement or any Collateral Agreement or in any schedule, certificate or document delivered pursuant to the provisions hereof or thereof or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations shall be true in all respects) both when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct (to the extent set forth above) as of such specified date.

          (b) Seller shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Collateral Agreement to be performed or complied with by it prior to or at the Closing.

          (c) Seller shall have executed and delivered, and have caused the other parties thereto (other than Buyer) to execute and deliver, if applicable, the Bill of Sale, the Assumption Agreement, the License Agreement, the Transition Services Agreement and the other Collateral Agreements.

          (d) All requisite governmental approvals, authorizations and permits necessary for the consummation of the transactions contemplated hereby shall have been duly issued or granted.

          (e) Subject to Exhibit C, Seller shall have obtained written consents to (i) the transfer or assignment to Buyer of all Material Contracts in accordance with Exhibit C, except as set forth or described on Schedule 7.2(e) and (ii) the execution and delivery of, or the performance of Seller's obligations or the exercise of Buyer's rights under, the Transition Services Agreement and the License Agreement, in each case with respect to clauses (i) and (ii), where the consent of any other party is required for such assignment or transfer, or execution, delivery or performance, and (iii) the transfer or assignment to Buyer of all material Permits of Seller where the consent of any Governmental Body is required for such assignment or transfer, in each case, without material limitations, restrictions or conditions, and Seller shall be deemed to have fulfilled the conditions set forth in clause (ii) above, if Seller is unable to identify or obtain, prior to the Closing, despite its use of reasonable commercial efforts, any consent of any licensor of Intellectual Property to Seller required so that Seller can convey the Purchased Assets to Buyer or enter into or perform the License Agreement.

       (f) (i) 90% (rounding down) of all BRS Partners and Principals other than those designated on Schedule 1.1(a)(1) as "Admitted July 1, 2002" and (ii) 100% of the BRS Partners and Principals agreed in writing prior to the date hereof shall have entered into and delivered, and shall not have rescinded, Principal Employment Agreements in substantially the form set forth in Exhibit H (the "Principal Employment Agreements").

       7.3    Conditions Precedent to Seller's Obligations

       The obligations of Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Seller in its sole discretion:

       (a) The representations and warranties of Buyer contained in this Agreement or any Collateral Agreement or in any certificate or document delivered pursuant to the provisions hereof or thereof or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respect (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) both when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct (to the extent set forth above) as of such specified date.

       (b) Buyer shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Collateral Agreement to be performed or complied with by it prior to or at the Closing.

       (c) Buyer shall have executed and delivered the Bill of Sale, the Assumption Agreement, the License Agreement, the Registration Rights Agreement, the Transition Services Agreement and the other Collateral Agreements.

       (d) Seller shall have been furnished with evidence reasonably satisfactory to it that the activities of the Business immediately following Closing (after giving effect to the transactions contemplated hereby and by the Collateral Agreements) will not be attributed to Seller for purposes of the rules and regulations governing the independence of auditors and that, in connection therewith, no adverse restriction or condition shall be applicable to Seller or its Affiliates.

       (e) Seller shall have been furnished with evidence reasonably satisfactory to it that all of the BRS Partners and Principals referenced in
Section 7.2(f) shall have entered into and delivered, and shall not have rescinded, Principal Employment Agreements and agreements to withdraw from Seller in a form and in substance satisfactory to Seller.

       8.     Survival and Indemnity

              The rights and obligations of Buyer and Seller under this Agreement shall be subject to the following terms and conditions:

              8.1    Survival of Representations and Warranties

              The representations and warranties of Buyer and Seller contained in this Agreement and in any Collateral Agreement shall survive the Closing for twenty-four (24) months. Neither Seller nor Buyer shall have any liability whatsoever with respect to any such representations or warranties unless a claim is made hereunder prior to expiration of the survival period for such representation or warranty.

              8.2    General Agreement to Indemnify

              (a) Seller and Buyer shall indemnify, defend and hold harmless the other party hereto and their Affiliates and any employee, representative, agent, director, officer, partner or principal, as applicable, or assign of such party and their Affiliates (each, an "Indemnified Party") from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees and costs ) (collectively, "Losses") incurred by any Indemnified Party as a result of, arising out of or relating to (i) the failure of any representation or warranty of the Indemnifying Party (as defined in Section 8.3(a)) contained in this Agreement or any Collateral Agreement to have been true and correct when made or as of the Closing Date (or as of such different date or period specified for such representation or warranty) as though such representation or warranty were made at the Closing Date (or at such different date or period specified for such representation or warranty) or (ii) the breach by the Indemnifying Party of any covenant or agreement of such party contained in this Agreement or any Collateral Agreement.

              (b) Seller further agrees to indemnify and hold harmless Buyer and any other Indemnified Party of Buyer from and against any Losses incurred by such party arising out of, resulting from, or relating to: (i) any of the Excluded Liabilities; (ii) Seller's failure to comply with the terms and conditions of any applicable bulk sales or bulk transfer or similar Laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Purchased Assets to Buyer; (iii) any other liability or obligation that is expressly made the obligation or liability of the Seller under this Agreement or the Collateral Agreements; and (iv) the operation of the Business prior to the Closing Date or the acts or omissions of Seller, any Business Employee or any Affiliate, employee or agent of Seller with respect to the Business at any time prior to the Closing Date other than as reserved or reflected on the most recent Balance Sheet, as disclosed in Article 3 or the Schedules to this Agreement or as disclosed pursuant to Section 5.7.

              (c) Buyer further agrees to indemnify and hold harmless Seller and any other Indemnified Party of Seller from and against any Losses incurred by such party arising out of, resulting from, or relating to: (i) any of the Assumed Liabilities; (ii) any claim, demand or liability for the Taxes for which Buyer is responsible pursuant to Section 5.3; (iii) any medical, health or disability claims of any Transferred Employee relating to services rendered or benefits earned after the Closing Date; (iv) any Loss arising out of or related to Buyer's continued use and occupancy of Seller's facilities, furniture, equipment, systems and networks under the Transition Services Agreement; and (v) any other liability or obligation of the Business, its assets, liabilities and personnel, from and after the Closing other than as specifically stated to be retained by Seller hereunder or under the Collateral Agreements.

              (d) Amounts payable in respect of the parties' indemnification obligations shall be treated as an adjustment to the Purchase Price.

              (e) Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim (as defined in Section 8.3(a)) both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith, except that nothing herein shall permit Seller, or require Buyer as a condition to obtaining indemnification, to seek to collect back sales or use Tax from clients or customers of the Business. Notwithstanding the foregoing, Buyer shall, at the request of Seller, make reasonable commercial efforts to reduce any indemnification obligation of Seller with respect to sales Taxes by making appropriate inquiries of clients of the Business to determine whether they have been previously audited for use Taxes by the same jurisdiction for the same period or periods.

              (f) The indemnification obligations of each party hereto under this Article 8 shall inure to the benefit of the employees, representatives, agents, directors, officers, partners and principals, as applicable, of the other party hereto and their Affiliates on the same terms as are applicable to such other party.

              (g)    The Seller's liability for all claims made under this
Section 8.2 shall be subject to the following limitations: (i) the Seller shall have no liability for any such claim unless the aggregate of all Losses relating thereto for which the Seller would, but for this provision, be liable exceeds on a cumulative basis an amount equal to $2,000,000, and then only to the extent of any such excess; (ii) the Seller's aggregate liability for all such claims shall in no event exceed $112,500,000; (iii) the Seller shall have no liability for any breach if Buyer had Knowledge of such breach at the time of the Closing; and
(iv) the Seller's liability arising out of or with respect to the Transition Services Agreement shall be limited as provided therein, in addition to the further limitations herein; provided, however, that the foregoing limitations shall not apply to any claims for Losses made pursuant to Sections 8.2(b)(i) or
Section 8.2(b)(iv) and any such Losses shall not be included in the calculation of the aggregate amount of Seller's liability under Article 8 set forth in
Section 8.2(g)(ii). No Indemnified Party may make a claim for indemnification under Section 8.2(a)(i) for breach by the Indemnifying Party of a particular representation or warranty after the expiration of the survival period specified in Section 8.1. Buyer may not make a claim for indemnification under Section 8.2 following the fifth anniversary of the Closing Date; provided, however, that with regard to the indemnification obligations of Seller under Section 8.2(b)(i), there shall be no termination or other limitation.

              (h) The amount of any Loss for which indemnification is provided under this Section 8 shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Loss.

              (i) Notwithstanding anything herein to the contrary, Seller shall be liable to Buyer for only 60% of the first $11,500,000 of any Losses arising out of or related to breaches of Section 3.14 for which Buyer may claim indemnity hereunder.

              (j) Notwithstanding anything herein or in the Collateral Agreements to the contrary, neither of the parties hereto or thereto shall be liable to the other, whether in contract, tort or otherwise, for any special, indirect, incidental, consequential, punitive or exemplary or other similar type of damages whatsoever, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder or the Collateral Agreements, misrepresentation (other than through fraud), including loss of profits, business interruptions and claims of customers.

              (k) Each party further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Collateral Agreements, the transactions contemplated hereby, the Business and its assets, liabilities and business (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Section 8. In furtherance of the foregoing, each party hereby waives and releases, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other party and its Affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Section 8) arising out of or related to this Agreement and the Collateral Agreements. Notwithstanding the foregoing, nothing in this Section 8.2(k) or elsewhere in this Agreement shall be deemed to limit any party's right to seek specific performance or other equitable relief in any court of competent jurisdiction of its rights and remedies hereunder or in any Collateral Agreement.

              8.3    General Procedures for Indemnification

              (a) Procedures Relating to Indemnification. In order for the Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the party against whom indemnity is sought (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim within five (5) Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified parties relating to the Third Party Claim.

              If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnified Party shall have given notice of the Third Party Claim as provided above).

              If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnified Parties shall cooperate with the Indemnifying Party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, and which releases the Indemnifying Party completely in connection with such Third Party Claim.

              (b) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 8.2 hereof that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under
Section 8.2 hereof, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within 10 calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 8.2 hereof, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 8.2 hereof and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved at law in accordance with the terms hereof.

              (c) Buyer and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability. In the event that Buyer or Seller shall fail to make such commercially reasonably efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any loss, liability, claim, damage or expense that could reasonably be expected to have been avoided if Buyer or Seller, as the case may be, had made such efforts.

       9.     Termination

              9.1    Termination

              This Agreement may be terminated at any time prior to the Closing Date by:

              (a)    The mutual written consent of Buyer and Seller.

              (b) Buyer or Seller, if there shall be in effect a non-appealable injunction or order of a Governmental Body of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby.

              (c) Buyer, if the condition set forth in Section 7.2(a) is not capable of being satisfied due to notification by Seller of an event that would render a representation or warranty of Seller contained in this Agreement untrue or inaccurate in any material respect, or Seller, if the condition set forth in
Section 7.3(a) is not capable of being satisfied due to notification by Buyer of an event that would render a representation or warranty of Buyer contained in this Agreement untrue or inaccurate in any material respect; provided that notification of any such failure of any representation or warranty to be true and accurate shall not entitle the party so terminating this Agreement to any recovery for breach of such representation or warranty;

              (d) Buyer or Seller, if the Closing shall not have occurred by the date that is six (6) months following the date hereof; provided that the failure of the Closing to occur on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or agreement provided for herein that is required to be fulfilled by it prior to Closing.

              9.2    Effect of Termination

              In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except for the obligations of the parties hereto as provided in Sections 10.1, 10.2, 10.4, 10.5, 10.12, 10.15 and this Section 9.2, and except that, notwithstanding anything in this Agreement to the contrary, neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

       10.    Miscellaneous Provisions

              10.1   Notices

              All notices and other communications hereunder and under the Collateral Agreements shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by a nationally recognized overnight delivery service (receipt requested), fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

              (a)    If to Seller, to:

                     PricewaterhouseCoopers LLP
                     1301 Avenue of the Americas
                     New York, NY  10001
                     Attention: Chief Financial Officer
                     Facsimile: (646) 394-6241

                     With a copy to:

                     PricewaterhouseCoopers LLP
                     1301 Avenue of the Americas
                     New York, NY  10001
                     Attention: General Counsel
                     Facsimile: (646)394-6717

                     With an additional copy to:

                     Gibson, Dunn & Crutcher LLP
                     200 Park Avenue
                     New York, New York  10166
                     Attention: David M. Wilf
                     Facsimile: (212)351-6277

              (b)    If to Buyer, to:

                     FTI Consulting, Inc.
                     900 Bestgate Road, Suite 100
                     Annapolis, Maryland 21401
                     Attention: Jack B. Dunn, IV
                     Facsimile: (410)224-3552

                     With a copy to:

                     Piper Rudnick LLP
                     6225 Smith Avenue
                     Baltimore, Maryland  21209
                     Attention: Richard C. Tilghman, Jr.
                     Facsimile: 410-580-3274

              10.2   Expenses

              Any sales, use or other transfer taxes arising out of or incurred in connection with the transactions contemplated by this Agreement shall be paid by Buyer. Except as provided in the preceding sentence or otherwise in this Agreement or the Collateral Agreements, each party will pay its own costs and expenses, including legal and accounting expenses, related to the transactions contemplated by this Agreement, irrespective of when incurred and whether or not the Closing occurs; provided, that Buyer shall bear (i) the fees and expenses of the filings under the HSR Act and (ii) all costs described in clause (ii) of
Section 3.1 of the form of Transition Services Agreement attached hereto, in each case, irrespective of the occurrence of Closing hereunder.

              10.3   Entire Agreement

              The agreement of Seller and Buyer, which is comprised of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein, including the Collateral Agreements, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

              10.4   Jurisdiction, Service of Process

              Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the (a) Supreme Court of the State of New York, New York County and (b) United States District Court for the Southern District of New York, for any actions, suits or proceedings arising out of or relating to this Agreement and the Collateral Agreements (and agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section
10.1 will be effective service of process for any action, suit or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Collateral Agreements in the courts of the State of New York or the United States of America located in the City of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

              10.5   Governing Law

              This Agreement and the Collateral Agreements will be construed in accordance with and governed by the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State without regard to conflicts of laws principles thereof.

              10.6   Waiver

              The rights and remedies of the parties to this Agreement and the Collateral Agreements are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (a) no claim or right arising out of this Agreement or the Collateral Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or noncompliance; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the Collateral Agreements.

              10.7   Reasonable Commercial Efforts

              In undertaking "reasonable commercial efforts" or "reasonable efforts" to satisfy any of its obligations under this Agreement or the Collateral Agreements, neither party to this Agreement or the Collateral Agreements shall be required to alter the terms of this Agreement or the Collateral Agreement or to expend money, modify its normal business conduct, plans or strategies or take any action that limits its freedom of action with respect to any of its businesses or assets.

              10.8   No Oral Modification

              Neither this Agreement nor the Collateral Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. Any attempted amendment in violation of this Section 10.8 will be void ab initio.

              10.9   Assignments, Successors

              No party may assign any of its rights under this Agreement or any Collateral Agreements without the prior written consent of the other parties hereto or thereto. Subject to the preceding sentence, this Agreement and the Collateral Agreements will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

              10.10  Severability

              If any provision of this Agreement or the Collateral Agreements is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement and the Collateral Agreements will remain in full force and effect. Any provision of this Agreement or the Collateral Agreements held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

              10.11  Captions

              The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and the Collateral Agreements and will not be deemed to limit or otherwise affect any of the provisions hereof or thereof. Unless otherwise specified, all references herein to numbered articles and sections are to articles and sections of this Agreement, all references herein to schedules are to schedules to this Agreement and all references herein to exhibits are to exhibits to this Agreement.

              10.12  No Third Party Beneficiaries

              Nothing in this Agreement or the Collateral Agreements, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including Third Party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement (except for Indemnified Parties as provided in Section 8.2) or the Collateral Agreements, or (b) constitute the parties hereto as partners or as participants in a joint venture. Neither this Agreement nor the Collateral Agreements shall provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right (except for Indemnified Parties as provided in Section 8.2). Nothing in this Agreement or the Collateral Agreements shall be construed as giving to any Business Employee, or any other individual, any right or entitlement under any Benefit Plan, policy or procedure maintained by Seller. No Third Party shall have any rights under Section 502, 503 or 504 of ERISA or any regulations thereunder because of this Agreement or the Collateral Agreements that would not otherwise exist without reference to this Agreement or the Collateral Agreements. No Third Party shall have any right, independent of any right that exists irrespective of this Agreement or the Collateral Agreements, under or granted by this Agreement or the Collateral Agreements, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement (except for Indemnified Parties as provided in Section 8.2) or the Collateral Agreements.

              10.13  Time of the Essence

              With regard to all dates and time periods set forth or referred to in this Agreement and the Collateral Agreements, time is of the essence.

              10.14  Counterparts

              This Agreement and Collateral Agreements may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and the Collateral Agreements and all of which together will be deemed, respectively, to constitute one and the same agreement.

              10.15  Confidentiality; Public Announcement

              Each of Seller and Buyer will continue to hold, and will cause its representatives to continue to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain letter agreement (the "Letter Agreement") entered into between the Seller and the Buyer dated November 26, 2001; provided that with respect to Buyer the Letter Agreement shall be deemed terminated and shall have no force and effect following the Closing Date with regard to any documents and information provided Related to the Business. Neither Seller nor Buyer shall, without the approval of the other, make any press release or other public announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law or stock exchange disclosure requirements (subject to Section 5.9), in which case the other party shall be advised and the parties shall use their reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued.

              10.16  Waiver of Compliance with Bulk Transfer Laws

              Buyer hereby waives compliance by Seller with the provisions of any bulk transfer laws which may be applicable to the transactions contemplated hereby and by the Collateral Agreements.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

              IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officers as of the date first written above.

                                       PRICEWATERHOUSECOOPERS LLP



                                       By: /s/ Colin McKay
                                           -------------------------------------
                                           Name: Colin McKay
                                           Title: Partner


                                       FTI CONSULTING, INC.



                                       By: /s/ Jack B. Dunn, IV
                                           -------------------------------------
                                           Name: Jack B. Dunn, IV
                                           Title: Chairman of the Board and
                                                  Chief Executive Officer




                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]